                                                                    Exhibit 4.14

                                                                  EXECUTION COPY



                              TRANSACTION AGREEMENT

BY AND AMONG

            1.    PLANTRIDGE LIMITED

                                                           AS PURCHASER

            2.    PLAZA CENTERS (EUROPE) B.V.

            3.    ELBIT ULTRASOUND NETHERLANDS B.V.

            4.    AMANATI LIMITED

                                                           AS VENDORS



                         DATED AS OF JANUARY 31ST, 2005

                                TABLE OF CONTENTS

ARTICLE I - - DEFINITIONS......................................................2
         1.1      Certain Definitions..........................................2
ARTICLE II - TRANSACTIONS......................................................8
         2.1      The Transaction..............................................8
         2.2      Existing Financing Loans.....................................9
         2.3      Minimum NOI Payments - Savaria..............................10
         2.4      Taxes.......................................................12
         2.5      Stamp Duty and Notarial Fees................................12
         2.6      Pecs Lease Expiry Payment...................................12
         2.7      Conditions Precedent........................................13
         2.8      Due Diligence...............................................13
         2.9      Right of Withdrawal.........................................14
         2.10     Joinder of Additional Purchasers............................15
         2.11     EMI Parent Guarantee Agreement..............................16
ARTICLE III - PURCHASE PRICE, ADJUSTMENTS  AND VERIFICATIONS..................16
         3.1      Purchase Price..............................................16
         3.2      Deposit.....................................................17
         3.3      Additional NOI Payment......................................17
         3.4      Price Adjustments...........................................18
         3.5      Pre-Closing Price Adjustments...............................18
         3.6      Payment of Estimated Purchase Price.........................18
         3.7      Post-Closing Purchase Price Adjustments.....................19
         3.8      Cash-in-Hand Adjustments  ..................................22
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF VENDORS........................22
         4.1      Organization, Qualification, and Corporate Power............22
         4.2      Authorization...............................................23
         4.3      No Conflicts................................................23
         4.4      Consents....................................................23
         4.5      Capitalization..............................................23
         4.6      Validity of Quotas..........................................24
         4.7      Articles of Association and Constitutive Documents..........24
         4.8      Legal Title.................................................24
         4.9      Transferability.............................................25
         4.10     Assigned Shareholders' Loan.................................25
         4.11     Existing Loan Facilities....................................25
         4.12     Financial Statements........................................26
         4.13     Undisclosed Liabilities.....................................26
         4.14     Events Subsequent to Most Recent Fiscal Period End..........26
         4.15     Legal Compliance............................................27


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


         4.16     Tax Matters.................................................28
         4.17     Title of Properties; Absence of Liens and Encumbrances;.....28
         4.18     Portfolio Centers...........................................29
         4.19     Notes and Accounts Receivable...............................31
         4.20     Insurance...................................................31
         4.21     Business Contracts..........................................31
         4.22     Lease Contracts.............................................31
         4.23     Power of Attorney...........................................32
         4.24     Litigation..................................................32
         4.25     Employees...................................................33
         4.26     Environment, Health and Safety..............................33
         4.27     Complete Copies of Materials................................33
         4.28     Full Disclosure.............................................33
         4.29     Restrictions on Right to Rely...............................34
ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................34
         5.1      Organization, Qualification, and Corporate Power............34
         5.2      Authorization...............................................34
         5.3      No Conflicts................................................35
         5.4      Consents....................................................35
         5.5      Financial Resources.........................................35
ARTICLE VI - PRE-CLOSING COVENANTS............................................35
         6.1      Operation of Business.......................................35
         6.2      Notice of Developments......................................37
         6.3      Exclusivity.................................................38
ARTICLE VII - ESCROW..........................................................39
         7.1      Escrow Agreement............................................39
         7.2      Deposit Escrow Account......................................39
         7.3      Escrow Closing Account......................................39
         7.4      Fees.  .....................................................39
ARTICLE VIII - CLOSING AND CONSUMMATION.......................................40
         8.1      Closing.....................................................40
         8.2      Venue.......................................................40
         8.3      Conditions for Closing......................................40
         8.4      Acts to be performed at Closing.............................41
         8.5      Consummation of the Transaction.............................42
         8.6      Acknowledgement of Closing and Consummation.................42
         8.7      Failed Closing..............................................43
ARTICLE IX - ADDITIONAL AGREEMENTS WITH POST CLOSING EFFECT...................43
         9.1      PCMM Management Agreements..................................43
         9.2      Collection of Receivables (Doubtful Debts)..................44


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
ARTICLE X - CONFIDENTIALITY...................................................45
         10.1     Confidentiality.............................................45
ARTICLE XI - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS............45
         11.1     Representations, Warranties and Covenants...................45
ARTICLE XII - INDEMNIFICATION.................................................45
         12.1     Indemnification by Vendors..................................45
         12.2     Indemnification by Purchaser................................46
         12.3     Notice and Opportunity to Defend............................46
         12.4     Remedies....................................................47
         12.5     Certain Limitations.........................................48
         12.6     Specific Indemnity - Environmental Issues...................49
ARTICLE XIII - TERMINATION....................................................49
         13.1     Termination of the Agreement................................49
         13.2     Effect of Termination.......................................50
         13.3     Co-Termination..............................................50
ARTICLE XIV - MISCELLANEOUS...................................................50
         14.1     Press Releases and Public Announcements.....................50
         14.2     Governing Law...............................................51
         14.3     Dispute Resolution..........................................51
         14.4     Perfection of Schedules.....................................52
         14.5     No Third-Party Beneficiaries................................52
         14.6     Entire Agreement and Modification...........................52
         14.7     Amendment...................................................52
         14.8     Waivers.....................................................53
         14.9     Successors and Assigns......................................53
         14.10    Counterparts................................................53
         14.11    Headings....................................................53
         14.12    Notices.....................................................53
         14.13    Severability................................................54
         14.14    Expenses....................................................54
         14.15    Construction................................................55
         14.16    Attorneys' Fees.............................................55
         14.17    Further Assurances..........................................55
         14.19    Schedules and Exhibit.......................................55
         14.20    Euro........................................................55
         14.21    Language....................................................55


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


                              TRANSACTION AGREEMENT

      THIS TRANSACTION AGREEMENT (this "AGREEMENT") is made and entered into on January 31st, 2005, by and among:

      (1) PLANTRIDGE LIMITED, an English limited liability company having its registered head office at 15 Grosvenor Gardens, London SW1W 0BD, and registered with the Registrar of Companies under n(degree)5313510 ("PURCHASER");

      (2) PLAZA CENTERS (EUROPE) B.V., a Dutch corporation having its registered seat at 239 Keizersgracht, EA1016 Amsterdam, The Netherlands, and registered with the Chamber of Commerce under n(degree)33248324 ("PCE");

      (3) ELBIT ULTRASOUND NETHERLANDS B.V., a Dutch corporation having its registered seat at 239 Keizersgracht, EA1016 Amsterdam, The Netherlands, and registered with the Chamber of Commerce under n(degree)27156039 ("EUN");

      (4) AMANATI LIMITED, a Cyprus company having its registered seat at Mnasiadou 10, Elma House, P.C. 1065, Nicosia, Cyprus and registered with the Registrar of Companies under n(degree)125538 ("AMANATI").

      Purchaser, PCE, EUN and Amanati are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

      A. PCE, EUN and Amanati are the direct and/or indirect and/or beneficial owners of the entire Equity Rights in and to the Transaction Companies;

      B. Each of the Transaction Companies is the owner of the entire right, title and interest in and to the Portfolio Center recorded opposite its name in the Property Schedule;

      C. PCMM presently operates and manages each of the Portfolio Centers;

      D. Purchaser desires to acquire from PCE, EUN and Amanati, and PCE, EUN and Amanati desire to sell to Purchaser, the entire Equity Rights in and to the Transaction Companies, on the terms and subject to the conditions set forth herein;


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

      E. Each of the Parties believes that it is in their respective best interests that the Transactions contemplated hereby be consummated and, in furtherance thereof, has duly approved this Agreement and the Transactions contemplated hereby;

      F. Each of the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                            ARTICLE I - - DEFINITIONS

      1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the Recitals and in the text of this Agreement.

            (a) "ACTUAL CLOSING DATE" means the date upon which the Consummation of the Transaction shall occur, as evidenced by an Acknowledgement of Closing and Consummation to be issued by the Financing Bank, as contemplated in Section 8.6 below;

            (b) "ADDITIONAL NOI PAYMENT" has the meaning set forth in Section
3.3 below

            (c) "ASSIGNED SHAREHOLDER LOAN" mean the shareholders loan which remains outstanding as at the Reference Date and which is due and payable by Szombathely Plaza Kft. to PCE and/or EUN and/or their Affiliates;

            (d) "ASSIGNED SHAREHOLDER LOAN AMOUNT means the entire (100%) aggregate amount of the Assigned Shareholder Loan, in the estimated amounts (principal and accrued interest as at the Reference Date) which is specified in the Shareholders Loan Schedule attached hereto as SCHEDULE 1.1(jjj), subject to verification in terms of the provisions of Sections 3.5 and 3.7 below;

            (e) "AFFILIATE" means any Person that directly or indirectly, through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by voting power, contract or otherwise;

            (f) "ANCILLARY AGREEMENTS" means all those ancillary agreements and contracts to be concluded between inter alia the Parties or any of them and which are required or necessary for the full and proper execution and perfection of the Transactions provided for in this Agreement, including: (i) the Trademark License Agreement; (ii) the PCMM Management Agreements; (iii) the Escrow Agreement; (iv) the various agreements and related documents required for the sale and transfer of the Equity Rights in and to the Transaction Companies referred to in Section 8.4(a) below; (v) the Shareholder Loan Assignment Agreements referred to in Section 8.4(a) below; and (vi) such other contracts, deeds and


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documents as are reasonably required by operation of applicable Law in order to give full, valid and proper effect to the intention of the Parties as set forth in this Agreement;

            (g) "BOOKS AND RECORDS" of any Transaction Company means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets of each Transaction Company, including without limitation financial statements, ledgers, journals, deeds, title policies, minute books, stock certificates and books, Contracts, Leases, Permits, customer and tenant lists, rent rolls, computer files and programs, retrieval programs, operating data and plans and environmental studies;

            (h) "BUSINESS DAY" shall mean a day other than (i) Saturday and Sunday; and (ii) any day on which banks located in Hungary, the United Kingdom, The Netherlands or Israel are authorized or obligated to close;

            (i) "BUSINESSES" shall mean the respective businesses and operations of each of the Transaction Companies and/or each of the Portfolio Centers;

            (j) "CLOSING" means the execution and implementation of those various acts, deeds and things specified in Section 8.4 below which are required and necessary in order to facilitate the Consummation of the Transaction;

            (k) "CLOSING DATE" has the meaning set forth in Section 8.1 below;

            (l) "CONSUMMATION" means the consummation of the Transaction which is to be carried out on the Closing Date in the manner specified in Section 8.5 below and in accordance with the provisions of the Escrow Agreement;

            (m) "DEPOSIT" has the meaning set forth in Section 3.2 below;

            (n) "DEPOSIT ESCROW ACCOUNT" has the meaning set forth in Section
7.2 below;

            (o) "DUE DILIGENCE COMMENCEMENT DATE" shall have the meaning ascribed to it in Section 2.8(b) below;

            (p) "EFFECTIVE DATE" means a date 60 (sixty) days following the Due Diligence Commencement Date, subject to any agreed extensions as provided for by the Parties;

            (q) "EMI" means Elbit Medical Imaging Ltd., of 13 Moses Street, Tel Aviv, Israel, being the ultimate and/or indirect parent company of the Vendors;

            (r) "EMPLOYEE" means each employee of the Transaction Companies or any of them who is employed in connection with the Businesses;

            (s) "EQUITY RIGHTS" means the equity and voting rights (quotas) in each of the Transaction Companies, together with all other rights and interests bestowed by operation of applicable law


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

on the holders thereof, including without limitation the right to receive dividends and other forms of profit distributions, and surplus assets upon liquidation;

            (t) "ESCROW AGREEMENT" means the escrow agreement to be concluded between the Parties and the Financing Bank in the form and text attached hereto as SCHEDULE 7.1, in respect of the administration of the Closing and the Consummation of the Transaction;

            (u) "ESCROW CLOSING ACCOUNT" means the special banking account to be opened, conducted and maintained by the Financing Bank for the purpose of the administration of the Consummation of the Transaction in terms of the provisions of Section 8.5 below;

            (v) "ESTIMATED CLOSING ACCOUNTS" means the pro forma balance sheet in respect of each and all of the Transaction Companies as of the Reference Date, which shall be prepared by PCE in accordance with Hungarian accounting standards and in a manner consistent with past practise, copies of which shall be furnished to Purchaser not later than a date 5 (five) Business Days prior to the Closing Date in accordance with the provisions of Section 3.5 below;

            (w) "ESTIMATED PURCHASE PRICE" means the estimated Purchase Price which Purchaser shall deposit or cause to be deposited r into the Escrow Closing Account on the Closing Date, in consideration for the acquisition of the entire Equity Rights in and to the Transaction Companies, calculated in terms of the Estimated Closing Accounts, following adjustment and verification in terms of the provisions of Sections 3.5 and 3.7 below;

            (x) "EXTENDED CLOSING DATE" has the meaning set forth in Section 8.1 below

            (y) "EXECUTION DATE" means the date of the signing and execution of this Agreement;

            (z) "EXISTING BANK SECURITIES" means the securities and collateral granted to the Financing Bank in respect of each of Existing Financing Loans specified in the Portfolio Liability Schedule attached hereto as SCHEDULE 1.1(yy);

            (aa) "EXISTING FINANCING LOANS" means the financing loans awarded by the Financing Bank to the Transaction Companies as detailed and specified in the Portfolio Liability Schedule attached hereto as SCHEDULE 1.1(yy), and in respect of which the Existing Bank Securities have been awarded;

            (bb) "FINANCING BANK" means Magyar Kulkereskedelmi Bank Rt. of H-1056 Budapest, Vaci u. 38.;

            (cc) "GOVERNMENTAL BODY" means any (i) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) provincial, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or
(iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;


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

            (dd) "HEADS OF TERMS" means that certain Heads of Terms made and entered into by and among Dawnay, Day Europe Ltd and PCE on November 1st, 2004 in respect of the Transaction, as amended by the First Addendum dated December 29th, 2004 and the Second Addendum dated January 14, 2005;

            (ee) "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person;

            (ff) "KNOWLEDGE OF VENDORS" shall mean the actual knowledge of the incumbent officers, employees and directors of the Vendors, or of the Transaction Companies where relevant, or knowledge which the incumbent officers, employees and directors of the Vendors, or of the Transaction Companies where relevant, ought reasonably to have had in the circumstances of any particular matter;

            (gg) "KLEPIERRE WAIVER" means the written confirmation and waiver issued by Messrs. Klepierre Hongerie SAS and LP7 SAS of France, in terms of which they unconditionally decline to exercise the rights of "first offer" awarded to them pursuant to the provisions of that certain Transaction Framework Agreement dated July 30th, 2004 to acquire the Portfolio Centers, and unconditionally waive such rights, in the form and text attached hereto as
SCHEDULE 1.1(gg) (or in a form no less clear, unequivocal and unconditional in the waiver of their rights under Section 2.8 of the Transaction Framework Agreement abovementioned);

            (hh) "KPMG" means KPMG Hungaria Kft. of Vaci ut. 99, Budapest;

            (ii) "LAND REGISTRY EXTRACTS" means the certified official extracts issued by and/or obtained from the Lands Registry Office in respect of each of the Portfolio Centers, which shall each bear a date of issue not earlier than 2
(two) days prior to the Closing Date, and which are to be furnished by Vendors to Purchaser at Closing in terms of the provisions of Section 8.3(b) below, and which are attached as Exhibit B to the Property Schedule (SCHEDULE 1.1(aaa));

            (jj) "LAW" means any applicable law (including common law), statute, rule, regulation, ordinance, extension order, or other pronouncement having the effect of law in England and Wales, The Kingdom of The Netherlands, or in the Republic of Hungary or any other country or Governmental Body having jurisdiction in matters pertaining to the subject matter of this Agreement;

            (kk) "LEASE CONTRACT(S)" means with respect to the shops and office premises of the Portfolio Centers, all lease contracts and any amendment thereof entered into between the relevant Transaction Companies for the use or occupancy of any portion of the Portfolio Centers, as detailed and specified in the Lease Contract Schedule attached hereto as SCHEDULE 1.1(kk);

            (ll) "LIABILITY" means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due);


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

            (mm) "LIEN" means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort, other than Permitted Liens;

            (nn) "MAE EVENT" shall mean the meaning ascribed to it in Section 2.9(b) below;

            (oo) "MATERIAL ADVERSE EFFECT" shall have the meaning ascribed to it in Section 2.9(b) below;

            (pp) "NOI ADVANCE" shall have the meaning ascribed to it in Section 2.3(f) below;

            (qq) "ORDER" means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any Governmental Body (in each such case whether preliminary or final);

            (rr) "PCE" has the meaning set forth in the recitals above;

            (ss) "PCMM" means Plaza Centers Magyarorszag (Management) Kft., being a company registered pursuant to the Laws of Hungary and bearing registration No. 01-09-680412, and the company presently responsible for the management of the Portfolio Centers;

            (tt) "PCMM MANAGEMENT AGREEMENT" means the management agreements to be entered into by and among PCMM on the one hand, and the Transaction Companies on the other hand, regarding the management and operation of the Portfolio Centers following the Closing, as contemplated in and subject to the provisions of Section 9.1 below;

            (uu) "PERMIT" means the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from governments and any Governmental Body, and any pending applications relating to the foregoing in respect of and/or in connection with the Transaction Companies and/or the Portfolio Centers and/or the Businesses and/or the Purchased Assets;

            (vv) "PERMITTED LIENS" means (i) all Existing Bank Securities in respect of the Existing Financing Loans, subject to their cancellation at Closing as contemplated in Section 5 of the Escrow Agreement; (ii) in respect of the Portfolio Centers only, legal easements and rights of access mandated by operation of law whether or not recorded in the Land Registry Extracts, which comply with the provisions of Section 4.8(f) below and which do not and may not detract from the value of the relevant Portfolio Center, or from the use, operation of transfer of the relevant Portfolio Center; provided, however, that:
(i) no liens, encumbrances or other third party rights, other than Existing
Bank Securities, shall be permitted against the Equity Rights to be acquired by Purchaser pursuant to the provisions of this Agreement; and (ii) easements or rights of access which are not registered in the Land Registry shall be recorded in Vendors' Disclosure Schedule (Schedule 4.0), failing which they shall not be deemed to constitute Permitted Liens;

            (ww) "PERSON" means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity;


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

            (xx) "PORTFOLIOS CENTERS" means the 4 (four) shopping and entertainment centers specified in the Property Schedule, which are fully and validly owned and controlled by the relevant Transaction Company recorded opposite its name, as set forth in detail in the Property Schedule as attached hereto as SCHEDULE 1.1(aaa);

            (yy) "PORTFOLIO LIABILITIES SCHEDULE" means the schedule attached hereto and marked as SCHEDULE (yy), setting out the details and particulars of the Existing Financing Loans;

            (zz) "PREPAYMENT CERTIFICATE" shall have the meaning ascribed to it in Section 2.2 below;

            (aaa) "PROPERTY SCHEDULE" means the schedule attached hereto as
SCHEDULE 1.1(aaa) setting out the details and particulars of the Portfolio Centers, and including the floor plans of each of the Portfolio Centers appendixed thereto as exhibits;

            (bbb) "PURCHASE PRICE" shall have the meaning ascribed to it in Section 3.1 below;

            (ccc) "PURCHASER" shall have the meaning ascribed to it in the Recitals, and shall be deemed to include their successor or assign pursuant to Section 14.9 below, subject to the provisions of Section 2.10 below;

            (ddd) "PURCHASER'S ACCOUNTANTS" shall mean: Pricewaterhouse Coopers Kft. of Wesselenyi u. 16, H-1077 Budapest, Tel: 36-1-4619100;

            (eee) "PURCHASED ASSETS" means, refers to and includes all the equipment, machinery, properties, rights, titles, assets (tangible and intangible) and other interests which are owned, used or held for use by the relevant Transaction Companies and/or the relevant Portfolio Centers related to and/or in connection with the relevant Businesses;

            (fff) "REFERENCE DATE" means: December 31st, 2004;

            (ggg) "REPRESENTATIVES" means, with respect to a Person, that Person's officers, directors, employees, accountants, legal counsel, agents and other representatives;

            (hhh) "QUARTER" means the three month periods commencing respectively on January 1st, April 1st, July 1st and October 1st in any calendar year;

            (iii) "RIGHTS ACQUISITION SCHEDULE" means the schedule of the Equity Rights to be acquired by Purchaser pursuant to the provisions of this Agreement attached hereto and marked as SCHEDULE 1.1(iii);

            (jjj) "SHAREHOLDER LOAN SCHEDULE" means the schedule which is to be attached hereto as SCHEDULE 1.1(jjj) on the Closing Date, specifying estimates of the Assigned Shareholder Loan and the estimated Assigned Shareholder Loan Amount (principal and interest as at the Reference Date), subject to verification pursuant to the provisions of Section 3.7 below;

            (kkk) "TRADEMARK LICENSE AGREEMENT" means, subject to the provisions of Section 9.1 below, the agreement to be entered into by and among, each of the Transaction Companies and PCE at the Closing, in terms of which PCE shall award a non-exclusive non-transferable license for the use of the "Plaza Centers" tradename and logo in respect of each of the Portfolio Centers, on the terms and conditions specified therein, in the form and text attached hereto as SCHEDULE 1.1(kkk);

            (lll) "TRANSACTION" means the transaction(s) which are the subject matter of this Agreement and the Ancillary Agreements;

            (mmm) "TRANSACTION COMPANIES" means the companies listed and specified in the Rights Acquisition Schedule, the Equity Rights of which are to be acquired by Purchaser pursuant to the provisions of this Agreement;

            (nnn) "TRANSACTION APPROVALS" means all those approvals which are required for the consummation of the Transaction are detailed and specified in Section 8.3(a) below, namely: (i) the Prepayment Certificates; and (ii) the Klepierre Waiver;

            (ooo) "NET OPERATING INCOME" shall have the meaning ascribed to it in Section 2.3(h), and shall be calculated in the manner provided for in
SCHEDULE 2.3(h);

            (ppp) "VENDORS" means PCE, EUN and Amanati, acting jointly and severally;

                            ARTICLE II - TRANSACTIONS

      2.1 The Transaction.

            (a) Purchase and Sale of the Transaction Companies. Upon the terms and subject to the conditions set forth herein and as specified in the Rights Acquisition Schedule, at the Closing:

                  (i) Purchaser shall irrevocably purchase from PCE, and PCE shall irrevocably sell, convey, transfer, assign and deliver to Purchaser, the Equity Rights held by PCE (representing at the date hereof and on the Closing Date 96.7% of the entire Equity Rights) in and to the Transaction Company known as Pecs 2002 Ingatlanhasznosito es Vagyonkezelo Kft., free and clear of all Liens except for Permitted Liens;

                  (ii) Purchaser shall irrevocably purchase from EUN, and EUN shall irrevocably sell, convey, transfer, assign and deliver to Purchaser, the Equity Rights held by EUN (representing at the date hereof and on the Closing Date 3.3% of the entire Equity Rights) in and to the Transaction Company known as Pecs 2002 Ingatlanhasznosito es Vagyonkezelo Kft., free and clear of all Liens except for Permitted Liens;

                  (iii) Purchaser shall irrevocably purchase from PCE, and PCE shall irrevocably sell, convey, transfer, assign and deliver to Purchaser, the entire Equity Rights (100%) in and to the

Transaction Companies known as Szombathely Plaza Kft. and Veszprem Plaza Kft., free and clear of all Liens except for Permitted Liens; and

                  (iv) Purchaser shall irrevocably purchase from Amanati, and Amanati shall irrevocably sell, convey, transfer, assign and deliver to Purchaser, the entire Equity Rights (100%) in and to the Transaction Company known as Sopron Plaza Kft., free and clear of all Liens except for Permitted Liens;

            (b) Assignment and Transfer of Assigned Shareholder Loans. Upon the terms and subject to the conditions set forth herein, at the Closing:

                  (i) PCE shall assign, transfer and make over to Purchaser, and Purchaser shall accept the assignment and transfer to it, of the outstanding Assigned Shareholder Loan recorded in the Books and Records of Szombathely Plaza Kft. as an Indebtedness due and payable by it to PCE and/or EUN and/or Amanati, as the case may be, or their Affiliates (all as detailed and specified in the Shareholder Loan Schedule attached as SCHEDULE 1.1(jjj)). The Assigned Shareholders' Loan so assigned shall be free and clear of all Liens, except for Permitted Liens.

                  (ii) In the event that the recorded creditor of any Indebtedness which is to be assigned as an Assigned Shareholders Loan in terms of this Section is an Affiliate of PCE, then and in such event PCE shall cause such Affiliate to execute the relevant Deed of Loan Assignment so as to effect the assignment of the Assigned Shareholders Loan as contemplated in terms of this Section.

                  (iii) At the Closing, and subject to the execution and perfection of the assignment of the Assigned Shareholder Loan as aforesaid, Vendors represent and warrant that no amount shall remain due and owing by any of the Transaction Companies to any of the Vendors and/or any of their Affiliates, under any Assigned Shareholder Loan. In this respect the Vendors, on the one hand and the relevant Transaction Companies on the other hand shall execute at Closing a general waiver and release, whereby Vendors and their Affiliates shall irrevocably and unconditionally release the Transaction Companies from all and any Liabilities in respect of the Assigned Shareholder Loan and from any other Indebtedness, and shall irrevocably waive all past present or future claims against the Transaction Companies pertaining to the repayment of the Assigned Shareholder Loan.

      2.2 Existing Financing Loans

            (a) The Parties record that each of the Transaction Companies has entered into the Existing Financing Loans with the Financing Bank, as more fully detailed and specified in the Portfolio Liability Schedule attached hereto and marked as SCHEDULE 1.1(yy), which loans are secured inter alia by the Existing Bank Securities.

            (b) As a condition for closing and by not later than the Closing Date, Vendors undertake to obtain from the Financing Bank a certificate ("PREPAYMENT CERTIFICATE") pursuant to which the Financing Bank shall specify the full amount which is to be paid to it in full and final settlement of the Existing Financing Loans as contemplated in Section 5 of the Escrow Agreement(including principal, accrued interest as at the Closing Date, prepayment penalties and breakage costs, if any) so as to facilitate the termination and cancellation of the Existing Bank Securities;

            (c) The manner in which the prepayment of the Existing Loan Facilities and the release of the Existing Bank Securities shall be effected at Closing is provided for in Section 8.5 below.

      2.3 Minimum NOI Payments - Savaria

            (a) PCE hereby undertakes in favour of Purchaser, in respect of the Savaria Portfolio Center only and for the Minimum NOI Term (as hereinafter defined) only, to pay to Purchaser that amount as is equal to the negative difference between : (i) the Net Operating Income (as hereinafter in Section 2.3(h) defined) received during the preceding Quarter, calculated on the basis of a special management report to be prepared by PCMM in accordance with
Schedule 2.3(h)(A) and (B) referred to below, which shall determine the NOI for the relevant quarter ("SPECIAL QUARTERLY NOI REPORT"); and (ii) (Euro)
165,600 (one hundred and sixty five thousand six hundred Euro).

            (b) The quarterly payments to be made in terms of this Section shall be executed 15 business days after the last date of the relevant Quarter.

            (c) 60 (sixty) days following the end of each calendar year during the Minimum NOI Term, a reconciliation shall be conducted on the basis of a special report to be prepared by PCMM (the "SPECIAL ANNUAL NOI REPORT") which shall determine the Net Operating Income for the relevant calendar year period in accordance with Schedule 2.3(h)(A) and (B) referred to below, on the basis of the audited balance sheet and profit and loss statement of Szombathely Plaza Kft. for that relevant calendar year prepared in compliance with Hungarian Accounting Standards. The reconciliation shall be conducted so as to ensure that the total amount paid by PCE to Purchaser in respect of the relevant 12 month period shall be the negative difference between: (i) the Net Operating Income, calculated in the manner provided for in Section 2.3(h) below on the basis of the Special Annual NOI Report, during the relevant 12 month period; and (ii) the aggregate amount of E662,400 (six hundred and sixty two thousand four hundred
Euro) (the "MINIMUM GUARANTEED NOI").

            (d) Any excess payments which may have been made by PCE to Purchaser in respect of the relevant 12 month period shall be refunded to PCE, or, alternatively, any shortfalls shall be paid by PCE to Purchaser. Any adjustments to be made in terms of this sub-section shall be effected by way of additional payment or set-off, as the case may be, together with the payments which are to be made in respect of the first Quarter of the subsequent calendar year, save in respect of the final reconciliation which shall be executed on a cash basis, and subject to the provisions of Section 2.3(f) below.

            (e) The undertakings of PCE in terms of this Section to execute the Minimum NOI Payments to Purchaser will be valid for a period commencing on the Closing Date and terminating on the third anniversary of the Reference Date (the "MINIMUM NOI TERM"), subject to the provisions of Section 2.3(h) below.

            (f) Notwithstanding the aforegoing, it is hereby agreed that at the Closing PCE shall pay to Purchaser an amount of (Euro) 70,000 (seventy thousand
Euro) on account of the payments to be made by PCE in terms of the provisions of this Section (the "NOI ADVANCE"). Purchaser shall be entitled to retain the NOI Advance throughout the Minimum NOI Term and to apply the funds against cash flow shortfalls in its discretion. The full amount of the NOI Advance shall be taken into consideration in the final reconciliation to be conducted following the expiry of the Minimum NOI Term.

            (g) All payments made out by PCE to Purchaser pursuant to the provisions of this Section shall constitute a post-closing reduction of the Purchase Price.

            Net Operating Income Defined

            (h) For the purposes of this Section 2.3, the term "Net Operating Income" shall: (aa) be calculated in the manner provided for in the Proforma Profit & Loss Statement for the Transaction Companies attached as SCHEDULE 2.3(h)(A), and in accordance with the provisions of the NOI Calculation Schedule attached as SCHEDULE 2.3(h)(B), on the basis of the Special Quarterly NOI Report in respect of each quarter, and on the basis of the Special Annual NOI Report in respect of each calendar year; and (bb) shall be calculated on the basis of "Profit without Loans" only (and not on the basis of "Profit with Loans"); (cc) However, in the event that Szombathely Plaza Kft. shall conclude leases for 5 years or more with good standing tenants at the target rent levels of Szombathely Plaza Kft. as notified to Purchaser, then and in such event Purchaser, acting in good faith, shall notify PCE in writing accordingly, and in such event an amount which is equivalent to the amount of NOI contributed by such lessee(s) shall be reduced from the quarterly and/or annual Minimum Guaranteed NOI, and shall not be re-claimed by Purchaser even in the event that the relevant tenant shall subsequently default on payments due by it under the lease agreement or shall become insolvent; and (dd) in the event that the Minimum Guaranteed NOI amount shall have been reduced entirely in terms of the preceding sub-section (dd), then and in such event PCE's undertakings in terms of Section 2.3(b) and Section 2.3(c) above shall expire and be of no further force AND effect.

            (i) Furthermore, Purchaser agrees and undertakes that: (x) the calculations of the NOI in respect of any quarter and/or in respect of any calendar year during the Minimum NOI Term shall be carried out in accordance with past practice prevailing prior to the Reference Date consistently applied, as reflected in SCHEDULES 2.3(h)(A) AND (B); and (y) it shall act in good faith in determining and calculating the NOI, and shall refrain from any act which would deliberately and unreasonably reduce the NOI (and consequently increase the amount to be paid by PCE in terms of this Section and thereby unfairly prejudice PCE's payment obligations pursuant to the provisions of this Section; and (z) For the purposes of the calculation of the NOI, the maximum expenditures permitted for operating and maintenance, refurbishment fund and marketing are those reflected in SCHEDULE 2.3(h)(A), which may not be increased. Furthermore, final adjustments to the Purchase Price have been effected in terms of SCHEDULE 3.13.1(d) in respect catch-up repairs, life-cycle costs and marketing, and Purchaser accordingly waives all claims of whatsoever nature or kind, whether past present or future, pertaining to such matters, including claims arising under Article IV hereof.

      2.4 Taxes.

            (a) Purchaser shall bear all acquisition or transfer taxes, if applicable, which are imposed in any jurisdiction by operation of applicable Law on buyers with respect to the acquisition of the Equity Rights of the Transaction Companies contemplated in this Agreement.

            (b) Vendors shall bear all taxes, if applicable, imposed in any jurisdiction by operation of applicable Law on sellers with respect to the sale of the Equity Rights of the Transaction Companies contemplated in this Agreement.

            (c) Vendors shall bear all income or capital gains taxes which may be imposed upon it in any jurisdiction by operation of applicable Laws in respect of the consummation of the Transaction.

      2.5 Stamp Duty and Notarial Fees. Stamp duty related to this Transaction imposed under applicable Law in Hungary, if any, shall be borne half by Vendors and half by Purchaser. For the avoidance of doubt, stamp duties which may be imposed upon Purchaser under English Law are subject to the provisions of
Section 2.4(a) above. All notarial fees which may be incurred in respect of the execution of the Purchaser' loan financing agreement and collaterals as specified in Section 8.4(m) below, shall be for the sole account of Purchaser.

      2.6 Pecs Lease Expiry Payment.

            (a) During its due diligence investigations, Purchaser has identified 15 (fifteen) leases of units within the Pecs Portfolio Center in respect of which the specified lease periods have expired or shall expire prior to or on June 30, 2005 (the "EXPIRED LEASES"), namely those leases and those units detailed in the schedule attached hereto and marked as SCHEDULE 2.6(a) (the "EXPIRED LEASE UNITS").

            (b) PCE hereby undertakes in favour of Purchaser to pay to Purchaser an amount equivalent to the incomes deriving from rentals and management fees attributable to the Expired Lease Units at the levels determined in terms of the relevant Expiring Lease and prevailing on the date of their expiry ("GUARANTEED INCOMES") in respect of those months (or part thereof) during which the relevant Expired Lease Units actually remained vacant during the period commencing on the Reference Date and terminating on the 1st anniversary of the Reference Date (December 31st, 2005). For the avoidance of doubt, PCE's obligation to execute such payments shall cease upon the execution of a new lease agreement and the receipt by Pecs 2002 Ingatlanhasznosito es Vagyonkezelo Kft. of rentals and management fees from the new tenant in respect of the relevant Expired Lease Unit, subject however to the provisions of Section 2.6(c) below.

            (c) In addition, in the event that, as at December 31st, 2005, the aggregate of the Guaranteed Incomes which has actually been received by Purchaser from the relevant Expired Lease Units is less than the aggregate of the Guaranteed Incomes in respect of those Expired Lease Units which would have been obtained if the Expired Leases had not so expired, then and in such event PCE shall pay to Purchaser an amount equivalent to the amount of such shortfall in the Guaranteed Incomes on an annualized basis.

            (d) For the avoidance of doubt, in the event that any tenant of the Expired Lease Units shall, following the expiry of the existing lease, rent an alternative unit with the Pecs Portfolio Center, then and in such event the provisions of this Section shall be applicable only to the extent that the Guaranteed Incomes attributable to the new alternative unit are less than those applicable to the relevant Expired Lease Unit.

            (e) All and any amounts paid out by PCE to Purchaser in terms of the provisions of this Section shall constitute a post-closing adjustment of the Purchase Price.

      2.7 Condition Precedent.

            (a) The validity of this Agreement and the Transaction contemplated hereunder is subject to the fulfillment of a further condition precedent that the Board of Directors of Messrs. Dawnay Day Structured Investments Ltd., (being the parent company of Purchaser) shall have approved the terms and conditions of the loan facility agreement to be concluded by Purchaser and the Financing Bank in respect of the Transaction.

            (b) Purchaser shall be required to notify Vendors in writing by not later than 12h00 (noon) London time on Friday February 4th, 2005 that this condition precedent has been fulfilled, which written notice shall be accompanied by a copy of the SWIFT bank transfer documents proving that the full amount of the Deposit referred to in Section 3.2 has been sent to the Deposit Escrow Account referred to in Section 7.2(a) below.

            (c) In the event that Purchaser shall fail to deliver written notice of the fulfillment of this condition precedent by the date and time specified above, then and in such event the validity of this Agreement, and the Heads of Terms, shall lapse and be of no further force and effect, without derogating from the rights of either party arising therefrom, whether in terms of this Agreement or by operation of law.

      2.8 Due Diligence.

            (a) Purchaser shall be entitled to conduct a thorough due diligence examination of the Transaction Companies and/or the Portfolio Centers, including without limitation, integrity of title to quotas and properties; environmental and structural reports; financial and accounting review, tax and legal due diligence, etc. Vendors shall grant the Purchaser and its advisers full access to all the assets and operations of the Transaction Companies and the Portfolio Centers for the purpose of completing such due diligence.

            (b) The Parties hereby declare that Purchaser's Due Diligence investigations commenced on November 16th, 2004 ("DUE DILIGENCE COMMENCEMENT DATE")

            (c) Purchaser shall be obliged and hereby undertake to complete its due diligence by not later than the Effective Date.

            (d) Vendors undertake to co-operate, and to cause each of the Transaction Companies to co-operate, with the Purchaser and/or its authorized representatives in the conduct of the due diligence, and to furnish the Purchaser with all information and documentation reasonably requested by it for that purpose. In particular, PCE agrees to cause the Transaction Companies to permit the Purchaser and its counsels to have access to the entire files of the Transaction Companies, to visit and inspect the Portfolio Centers, to interview directly the managers and/or employees of the Transaction Companies.

            (e) All costs and expenses incurred in the conduct of the due diligence investigations shall be for the sole account of Purchaser.

2.9 Right of Withdrawal

            (a) Without derogating from the provisions of Section 2.6 above, and in addition thereto, the Purchaser shall have an option to withdraw from the Transaction prior to the Effective Date in the event that at any time prior to the Effective Date, Purchaser' due diligence investigations reveal, or Purchaser otherwise becomes aware of, objective findings that have a Material Adverse Effect (as hereinafter defined).

            (b) For the purposes of this Section 2.9, the term "MATERIAL ADVERSE EFFECT" shall mean: (i) any matter that has or could reasonably be anticipated to have an adverse effect on Purchaser and/or the rights and interests to be acquired by Purchaser directly or indirectly in terms hereof, which is or may be quantified with a financial value in the aggregate in excess of an amount equivalent to 5% (five percent) of the total Purchase Price; or (ii) any defect, impediment or encumbrance on the rights, title, interests and ownership of the Transaction Companies and/or the Portfolio Centers to be acquired in terms hereof (but excluding the Existing Bank Securities which are to be cancelled as contemplated in Section 5 of the Escrow Agreement) which would materially jeopardize or prejudice the value and/or integrity of the legal rights and interests to be acquired by Purchaser in terms hereof, in such manner that Purchaser will be prevented from or unreasonably delayed in exercising free, permanent and unfettered rights of ownership, operation, possession and disposal of the assets and rights so acquired in respect of the Portfolio Centers and/or the Transaction Companies; each of the above hereinafter referred to as an "MAE EVENT".

            (c) Upon the occurrence of an MAE Event, Purchaser shall be entitled to withdraw from the entire Transaction in respect of all Portfolio Centers and all Transaction Companies, subject to the provisions of sub-section (d) below.

            (d) If the Purchaser elects to withdraw from the Transaction pursuant to this Section 2.9, it shall be entitled to do so by the giving of written notice of its intention to do so prior to the Effective Date, ("WITHDRAWAL NOTICE") specifying its reasons for doing so. In the event that prior to the Closing Date: (i) Vendors shall have failed to rectify the matter to the reasonable satisfaction of Purchaser (provided that Purchaser shall be afforded a reasonable opportunity to verify that such rectifications have been perfected, and in such event the Closing Date shall if necessary be extended in order to facilitate such verification); or (ii) the Parties shall have failed to reach agreement on an adjustment to the Purchase Price reflecting the financial value of the MAE Event; then and in such event the Withdrawal Notice shall become effective.

            (e) In addition, Vendors and Purchaser shall have a right to withdraw from the Transaction in the event that the Parties are unable to agree prior to the Effective Date upon the terms and conditions upon which the Portfolio Centers are to be managed by PCMM as contemplated in Section 9.1 below.

            (f) The exercise by Purchaser and Vendor of their respective rights of withdrawal in terms of this Section 2.9 shall be without sanction or penalty, and in such event this Agreement and the Heads of Terms shall terminate and be of no further force and effect, without derogating however from the provisions of Section 14.3(j) below.

      2.10 Joinder of Additional Purchasers

            (a) Purchaser declares that it is its intention that each of the Transaction Companies shall be acquired by a separate purchaser, all of whom shall be Affiliates comprising part of the Dawnay Day

Group. Accordingly, Purchaser shall have the right at any time to join three of its Affiliates as parties to this Agreement as additional purchasers each of whom shall acquire one of the Transaction Companies (hereinafter referred to as "SOPRON PURCHASER", "PECS PURCHASER" and "SAVARIA PURCHASER" respectively), and Vendors hereby unconditionally agree to the joinder of such additional parties. Purchaser shall have the right also to cause each of Savaria Plaza, Pecs Plaza and Sopron Plaza to further assign their rights and obligations under this Agreement to additional Affiliates within the Dawnay Day group, and in such event the provisions of this Section 2.10 shall also apply, mutatis mutandis. No further assignments shall be permitted in terms of this Section.

            (b) The joinder of the additional purchasers as parties to this Agreement as aforesaid shall be by way of written notice to be furnished by Purchaser to Vendors, accompanied by a deed of joinder in the form and text attached hereto as SCHEDULE 2.10(b), duly signed and executed by each of the additional purchasers pursuant to which they shall assume all of the rights, interests, duties and obligations of Purchaser and unconditionally agree to be bound by the terms, provisions and conditions of this Agreement, including specifically but without limitation any waivers and releases made by Purchaser in terms hereof. The deed of joinder shall be accompanied by a legal opinion in respect of such joined parties substantially in the form and text attached hereto as Schedule 8.3(d). Upon the joinder of such additional parties, the following provisions shall apply.

            (c) All references to "Purchaser" in this Agreement shall be deemed to refer to all four Purchasers, and all provisions of this Agreement shall be interpreted and construed accordingly, save as provided hereinafter.

            (d) All four Purchasers shall be liable jointly and severally in terms of this Agreement;

            (e) Purchaser shall be entitled to assign, transfer and make over to Savaria Purchaser all its rights to demand and receive payment of the Minimum Guaranteed NOI under Section 2.3 above, and to assign transfer and make over to Pecs Purchaser aLL rights rights to receive the Guaranteed Income Payments under
Section 2.6 above.

            (f) Purchaser shall be entitled to assign and transfer to Savaria Purchaser all its rights to demand repayment of the Assigned Shareholder Loan;

            (g) However, for all purposes hereunder, the aggregate of the rights and interests of all four purchasing entities shall under no circumstances exceed the rights and interests of Purchaser pursuant to the provisions of this Agreement. By way of clarification, and without derogating from the generality of the aforegoing, the cumulative rights and interests of all four purchasing entities shall not exceed in the aggregate the rights and interests of Purchaser in terms of the provisions of this Agreement. In addition, inasmuch as the Transaction constitutes a "package deal", the exercise by any one of the purchasing entitles of its rights of withdrawal (Section 2.9) or termination (Section 13.1) shall be deemed to constitute the exercise of those rights by all four purchasing entities, unless specifically agreed to the contrary by Vendors.

            (h) The provisions of this Section shall not derogate from the provisions of Section 14.9 below.

      2.11 EMI Parent Guarantee Agreement. As security for the fulfillment of certain undertakings and obligations of Vendors pursuant to the provisions of this Agreement, Vendors undertake to cause EMI to sign and execute the Guarantee Agreement attached hereto as SCHEDULE 2.11 on the date hereof.

           ARTICLE III - PURCHASE PRICE, ADJUSTMENTS AND VERIFICATIONS

      3.1 Purchase Price. The Purchase Price in respect of the acquisition of the Target Companies pursuant to the provisions of this Agreement is in the agreed amount of (Euro) 54,441,000 (fifty four million four hundred and forty one thousand Euro) net to the Vendor (the "PURCHASE PRICE") to be paid in accordance with the provisions of Section 8.5 below, which amount is: (i) exclusive of the Additional NOI payment referred to in Section 3.3 below; but
(ii) which is inclusive of:

            (a) the amount to be paid in respect of the assignment of the Assigned Shareholder Loan to Purchaser at Closing in terms of Section 2.1(c) above; and

            (b) a fixed amount of (Euro) 100,000 (one hundred thousand Euro) in consideration for certain net potential future tax benefits which may inure to the Transaction Companies. This payment is in a fixed amount which, is not subject to adjustment in terms of Sections 3.2 to 3.7 inclusive below, and constitutes full and final payment in consideration for such net potential future tax benefits. Purchaser and Vendors hereby waive all and any claims and/or demands pertaining to and/or arising out of the net potential future tax benefits which may or may not inure to the Transaction Companies;

            (c) An additional payment of (Euro) 150,000 (one hundred and fifty thousand Euro) referred to in Section 9.1 below; and

            (d) Those various price adjustments which have been agreed upon between the Parties following the conduct of the due diligence investigations and in negotiations preceding the date of the execution of this Agreement, as detailed and specified in the Price Adjustment Schedule attached hereto as
SCHEDULE 3.1(d). In this regard: (i) Purchaser hereby declares that the price adjustments reflected in the Price Adjustment Schedule constitute the agreed, full and final compensation and/or consideration payable to it in respect of the matters addressed and itemized in the Price Adjustment Schedule; and (ii) Purchaser hereby waives all and any claims, whether past present or future, against Vendors or any of them and/or their Affiliates pertaining to the matters referred to in the Price Adjustment Schedule.

      3.2 Deposit.

            (a) Pursuant to the provisions of this Agreement, Purchaser shall deposit an amount of (Euro) 500,000 (five hundred thousand Euro) into a special escrow account to be conducted and maintained by the Financing Bank as escrow agent, which amount shall constitute a deposit on account of the Purchase Price.

            (b) On the Actual Closing Date as evidenced by an Acknowledgement of Closing and Consummation to be issued by the Financing Bank as contemplated in
Section 8.6 below, the Financing Bank shall release the full amount of the Deposit, together with accrued interest, to Vendors.

            (c) In the event that, notwithstanding the receipt of the Klepierre Waiver, the Financing Bank shall issue a Certificate of Failed Closing by reason of the fact that Purchaser shall have failed to execute payment of: (aa) the full amount of the Estimated Purchase Price, less the amount of the Deposit; plus (bb) the Additional NOI Payment referred to in Section 3.3 below less the amount of the NOI Advance; into the Escrow Closing Account by the Closing Date, or by the Extended Closing Date, as the case may be, then and in such event the Financing Bank shall release the full amount of the Deposit, plus accrued interest, to Vendors, and in such event Purchaser shall forfeit the full amount of the Deposit. The release of the Deposit to Vendors in terms of this sub-section shall constitute payment to Vendors of agreed pre-estimated and liquidated damages for failure by Purchaser to fulfill its undertakings and obligations pursuant to the provisions of this Agreement.

            (d) In the event that the Financing Bank shall issue a Certificate of Failed Closing by reason of the fact that Vendors shall have failed to deliver a signed original copy of the Klepierre Waiver by the Closing Date, or by the Extended Closing Date, as the case may be, then and in such event the Financing Bank shall release the full amount of the Deposit, plus accrued interest, to Purchaser.

      3.3 Additional NOI Payment.

            (a) The Parties have agreed that, in addition to the Purchase Price, Purchaser shall pay to Vendors an additional payment equivalent to the amount of NOI generated by the Portfolio Centers, calculated and provided hereinafter, in respect of the period which shall elapse between the Reference Date and the actual date of the Consummation of the Transaction (as evidenced by an Acknowledgement of Closing to be issued by the Financing Bank as contemplated in
Section 8.6 below) (the "ADDITIONAL NOI PAYMENT").

            (b) The Additional NOI Payment shall be calculated by applying the following formula, namely: (Euro) 5,180,173 multiplied by [A] and divided by a factor of 360, where [A] is the number of days which shall elapse between the Reference Date and the Actual Closing Date.

            (c) For the avoidance of doubt, the Additional NOI Payment is a payment to be made in addition to the Purchase Price at Closing.

      3.4 Price Adjustments. The Purchase Price determined and agreed in terms of Section 3.1 above is subject however to the following further adjustments:

            (a) Those adjustments which may be required prior to the Closing pursuant to the provisions of Section 3.5 below;

            (b) Any adjustments which may become necessary following the verification procedures provided for the Section 3.7 below.

      3.5 Pre-Closing Price Adjustments.

            (a) Vendors shall prepare an estimate of the balance sheets of the Transaction Companies as at the Reference Date ("ESTIMATED CLOSING ACCOUNTS"), on the same basis upon which the Closing Accounts shall be prepared by Vendors and audited by KPMG in terms of Section 3.7(a) below;

            (b) Vendors undertake to furnish Purchaser with copies of the Estimated Closing Accounts not later than a date 5 (five) Business Days prior to the Closing Date.

            (c) Applying the methodology attached hereto as SCHEDULE 3.5, the Parties shall conduct an estimation of the Purchase Price due and payable in respect of the Transaction contemplated herein ("ESTIMATED PURCHASE PRICE"), which shall be the amount to be paid by Purchaser at Closing into the Escrow Closing Account as contemplated in Section 8.4(o) below.

            (d) The parties acknowledge and declare that: (i) the purpose of the pre-closing estimates and adjustments (if necessary) to be conducted in terms of this Section 3.5 is to reduce the quantum of any post closing adjustment to be carried out in terms of the provisions of Section 3.7 below;
(ii) nothing in this Section 3.5 shall derogate from the verifications and final adjustments to be made pursuant to the provisions of Section 3.7 below.

      3.6 Payment of Estimated Purchase Price.

            (a) At the Closing, on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement, as full payment for: (i) the transfer of the entire Equity Rights in and to the Portfolio Companies by PCE, EUN and Amanati to Purchaser; and (ii) the assignment of each of the Assigned Shareholder Loans; Purchaser shall deposit into the Escrow Closing Account the aggregate total of the Estimated Purchase Price, adjusted as aforesaid, less the amount of the Deposit and less the amount of the NOI Advance, and subject to verification in terms of the provisions of Section 3.7 below.

            (b) The manner in which the Estimated Purchase Price is to be allocated by the Financing Bank following its deposit into the Escrow Closing Account shall be governed by the provisions of Section 8.5 below.

            (c) Payment of the Estimated Purchase Price shall be effected by wire transfer of immediately available funds in Euro to the Escrow Closing Account, or otherwise as the Financing Bank may direct.

      3.7 Post-Closing Purchase Price Adjustments.

      Verification of Estimated Purchase Price.

            (a) Within sixty (60) days following the Closing Date (such period hereinafter referred to as the "VERIFICATION PERIOD"), the Vendors will prepare the balance sheets and profit and loss statements of each of the Transaction Companies in accordance with Hungarian accounting standards as at the Reference Date prepared in a manner consistent with the basis of the Financial Statements as at December 31, 2003 (the

"DEFINITIVE CLOSING ACCOUNTS"), provided however that liabilities shall be reflected exclusive of: (i) any unrealized foreign exchange gains; and (ii) any deferred income received from tenants shops improvements.

            (b) By not later than the last day of the Verification Period, KPMG shall carry out and complete an audit of the Definitive Closing Accounts.

            (c) On the basis of the Definitive Closing Accounts, during the Verification Period PCE on behalf of the Vendors will calculate:

                  (i) the final and definitive Purchase Price to be paid by Purchaser to PCE, EUN and Amanati respectively in respect of each of the Transaction Companies based upon the Definitive Closing Accounts, in accordance with the methodology set forth in SCHEDULE 3.5 (the "DEFINITIVE PURCHASE PRICE"); and

                  (ii) those adjustments, if any, which are to be made to the Estimated Purchase Price pursuant to the provisions of Section 3.7(o) below (the "PRICE ADJUSTMENTS").

            (d) The Parties shall reasonably cooperate with KPMG during the Verification Period in order to enable the review of the Definitive Closing Accounts .

            (e) The cost of the KPMG audit of the Definitive Closing Accounts shall be borne by Purchaser, provided that Vendor shall participate in such costs in the total amount of (Euro) 1,850 (one thousand eight hundred and fifty
Euro) per Transaction Company.

      Review of Definitive Closing Accounts.

            (f) Purchaser shall be entitled to demand that the Purchaser's Accountants will have 15 (fifteen) Business Days as from the expiration of Verification Period (the "REVIEW PERIOD") to review the Definitive Closing Accounts and the Price Adjustments. Vendors shall reasonably cooperate with Purchaser and/or Purchaser' Accountants in order to enable Purchaser' Accountants to perform their review of the Definitive Closing Accounts and the Price Adjustments.

            (g) If Purchaser believes that any changes are required to be made to the Definitive Closing Accounts and/or the Price Adjustments or either of them (including but not limited to changes based on differences between the Definitive Closing Accounts and the results of the Purchaser' Accountants' Review) (an "UNCERTAINTY"), Purchaser shall but not later than the last day of the Review Period give written notice to Vendors (a "DISPUTE NOTICE") of any such proposed change or Uncertainty, describing the change or Uncertainty and the basis for the change or Uncertainty in reasonable detail. The Definitive Closing Accounts shall be binding and conclusive upon, and deemed accepted by, Purchaser unless Purchaser shall have delivered a Dispute Notice to Vendors prior to the conclusion of the Review Period in terms of this section.

      Verification Disputes

            (h) Any difference of opinion between the Parties and/or between the KPMG and Purchaser's Accountants pertaining to the preparation, verification and review of the Definitive Closing Accounts with regard to any item contained therein ("VERIFICATION DISPUTES") which cannot be promptly and amicably resolved by mutual agreement within 14 (fourteen) days of the expiry of the Review Period (or such longer period as shall be mutually agreed), shall be referred to an internationally reputable firm of auditors, who shall act in the capacity of third party experts (and not arbitrators) (the "CLOSING EXPERTS"). If the Parties are unable to agree upon the identity of the Closing Experts within 14 days of a request by either party to do so, then and in such event each Party shall have the right to request the President for the time being of the London Court of International Arbitration (LCIA) to proceed to the appointment of the Closing Expert (from amongst the "Big Four" international accounting firms, provided that the Closing Expert shall not act as the external auditors of any of the Parties to this Agreement, nor to any of the Transaction Companies).

            (i) The Closing Expert will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination within fourteen (14) days from the date of referral. The Closing Expert shall be required, if so requested by either party, to allow both Parties an opportunity to give explanations and/or to provide documentation in support of the position adopted by the respective Parties regarding the Dispute.

            (j) The decision of the Closing Expert will be final and binding upon the Parties, and, in the absence of manifest error or fraud, shall not be subject to appeal. The Definitive Closing Accounts shall be adjusted by the Parties in order to reflect the decision of the Closing Expert.

            (k) The reasonable fees, and the expenses and disbursements, of the Closing Expert shall be paid one-half by Purchaser and one-half by Vendors, unless otherwise determined by the Closing Expert.

            (l) Notwithstanding the provisions of Section 14.3 below (Dispute Resolution) below and the provisions of applicable Law determined in terms of
Section 14.2 below (Governing Law), the procedures for the adjudication of Verification Disputes as provided for in this Section shall not be governed by the provisions of any applicable arbitration laws now in effect or as hereafter amended, or any subsequent legislation replacing or supplanting same, and for this purpose the Closing Expert shall be deemed to be an expert and not an arbitrator.

            (m) By executing this Agreement, the Parties hereto shall be deemed to have furnished the Closing Expert with instructions and with a mandate to fulfill the duties specified in this Section. In the event, however, that additional instructions or directions are required to be given to the Closing Expert, the Parties undertake to co-operate and to act reasonably in order to facilitate the resolution of any Verification Dispute.

      Final Closing Accounts.

            (n) The Closing Definitive Accounts and the Price Adjustments shall become final with respect to all or any portion thereof, and binding upon the Parties hereto upon the earlier of: (i) the failure by Purchaser to object to all or any portion thereof within the period specified under Section 3.7(g) above; (ii) an agreement between Purchaser and Vendors with respect thereto; or (iii) the decision by the Closing Expert with respect to any disputed matters pursuant to
Section 3.73.7(j) above. The Definitive Closing Accounts, as adjusted pursuant to the agreement of Purchaser and Vendors or the decision of the Closing Expert as aforesaid, upon becoming final and binding pursuant to this Section 3.7(n), shall be referred to herein as the "FINAL CLOSING ACCOUNTS".

      Price Adjustments.

            (o) The final adjustments of the Purchase Price shall be carried out by the Parties on the basis of the Final Closing Accounts, by applying the methodology set forth in SCHEDULE 3.5 attached hereto in order to determine the final price due in respect of the Transaction ("FINAL PURCHASE PRICE").

            (p) In the event and to the extent that the Final Purchase Price exceeds the Estimated Purchase Price paid at Closing, then and in such event the Estimated Purchase Price paid to PCE, EUN, and Amanati, as the case may be, at the Closing shall be increased on a Euro-for-Euro basis by an amount equal to the amount by which the Final Purchase Price as reflected in the Final Closing Accounts is greater than the Estimated Purchase Price.

            (q) However, in the event and to the extent that the Final Purchase Price is less than the Estimated Purchase Price, then and in such event the amount paid to PCE, EUN and Amanati at the Closing shall be decreased on a Euro-for-Euro basis by an amount equal to the amount by which the Estimated Purchase Price exceeds the Final Purchase Price as reflected in the Final Closing Accounts.

      Method of Final Price Adjustments.

            (r) All adjustment payments which are required to be made pursuant to the aforegoing provisions will:

                  (i) be executed within 10 (ten) Business Days of later of: (a) the expiry of the Verification Period is a Dispute Notice is not furnished; or
(b) the expiry of the Review Period if no Verification Disputes are referred to the Closing Expert; or (c) the date upon which the Closing Expert shall have rendered its opinion on any Verification Dispute referred to it in terms of
Section 3.7(j) above; and

                  (ii) be payable to the Party entitled to receive same in immediately available funds to such banking account(s) as the party entitled to receive such payment shall designate from time to time.

                  (iii) bear interest thereon at the rate of EURIBOR for 3 month deposits in Euro plus 180 base points, accruing from the Closing Date to the actual date of payment.

      Interim Price Adjustments.

            (s) The Parties hereby record that it is their express understanding and intention that the payment of all undisputed amounts set forth in the Definitive Closing Accounts that have become final and binding pursuant to 3.7(n), above shall not be contingent upon the resolution of any disputed amounts specified in a Dispute Notice which are referred to the Closing Expert for adjudication as contemplated in Section 3.7(h) above.

      3.8 Cash-in-Hand Adjustments. At the Closing and upon Purchaser's request, Vendors shall be obliged to withdraw from the Transaction Companies part of the cash-in-hand held by the Transaction Companies at that time. The Purchaser shall notify Vendors in writing not less than 5 (five) Business Days prior to the Closing the exact amount of cash-in-hand which it wishes to retain in the Transaction Companies in excess of the tenant deposits, and Vendors shall withdraw all remaining cash-in-hand (excluding tenant deposits). All amounts of cash-in-hand withdrawn by Vendors in terms of this Section shall reduce the amount of the Estimated Purchase Price accordingly.

             ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF VENDORS

      Subject to the provisions of Section 4.29 below, the Vendors acting jointly and severally hereby represent and warrant to Purchaser that the statements contained in this Article IV are true and correct and not misleading as of the date of this Agreement and will be true and correct and not misleading as of the Closing Date (as though made at the Closing Date); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

      REPRESENTATIONS AND WARRANTIES APPLICABLE TO VENDORS

      4.1 Organization, Qualification, and Corporate Power

      Each of the Vendors:

            (a) is a corporation duly organized, validly existing, and in good standing (to the extent to which the concept of good standing exists in the relevant jurisdiction) under the laws of the Kingdom of The Netherlands with respect to PCE and EUN, and under the laws of Cyprus with respect to Amanati;

            (b) is duly authorized to conduct its respective businesses and is in good standing (to the extent to which the concept of good standing exists in the relevant jurisdiction) under the laws of each other jurisdiction where such qualification is required for the conduct of such businesses and in which the failure to so qualify is reasonably likely to have a materially adverse effect on Vendors or any of them;

            (c) is duly qualified or otherwise authorized to transact business and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) in each jurisdiction in which such qualification or authorization is required by applicable Laws; and

            (d) has full corporate power and authority to carry on its respective businesses and to own and use its respective assets.

      4.2 Authorization. Each of the Vendors has full power and authority to enter into, execute and deliver this Agreement and all Ancillary Agreements to which it is a party, and, to consummate the transactions contemplated hereunder and to perform its obligations hereunder, including, without limitation, the sale and transfer of Equity Rights in and to the Transaction Companies and no further actions on the part of Vendors or any of them are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Vendors are parties or, in the case of the Ancillary Agreements, do not require such approval. This Agreement and the Ancillary Agreements to which Vendors are parties and the transactions contemplated hereby and thereby have been approved by the affirmative vote of the respective Boards of Directors of each of the Vendors (and, where required, their Affiliates, including EMI). This Agreement and the Ancillary Agreements to which Vendors are parties have been duly and validly executed and constitute the valid and legally binding obligations of each of the Vendors, enforceable against the Vendors in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      4.3 No Conflicts. Neither the execution and the delivery of this Agreement and the Ancillary Agreements by the Vendors nor the consummation of the Transaction will:

            (a) violate any constitution, Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Vendors or the Transaction Companies are subject;

            (b) violate or conflict with any provision of the respective Articles of Incorporation, bylaws or organizational documents of the Vendors; or

            (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which any of the Vendors are a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of their respective assets); or

            (d) result in the imposition or creation of a Lien upon or with respect to the Equity Rights of the Transaction Companies.

      4.4 Consents. No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Vendors or any of them, is required by or with respect to Vendors in connection with the execution and delivery of this Agreement or the consummation of the Transaction (or, if so required have been obtained), except for the Transaction Approvals referred to in Section 8.3(a) below.

      REPRESENTATIONS AND WARRANTIES APPLICABLE TO THE TRANSACTION COMPANIES

      4.5 Capitalization. The authorized, issued and outstanding capital stock of each of the Transaction Companies is as set forth in the Rights Acquisition Schedule. Except as set forth in the Portfolio Liabilities Schedule, there are no outstanding securities convertible into or exchangeable for quotas in any of the Transaction Companies, nor are there any outstanding options, rights, preemptive or otherwise (save for those mandated under applicable Hungarian Law), or similar right or other right, contract, agreement, commitment or understanding of any kind or warrants to purchase or to subscribe for any quotas of such stock or other securities of the Transaction Companies, or obligating any of the Transaction Companies to issue any additional quotas of capital stock. The issued and outstanding quotas and shares of the Transaction Companies are held by the quotaholders or shareholders listed in the Rights Acquisition Schedule, and in the amounts set forth.

      4.6 Validity of Quotas. The quotas of the Transaction Companies have all been validly issued, are fully paid up and non-assessable, and free of any liens or encumbrances save in respect of the Permitted Liens, and have been issued in compliance with all applicable Laws and in accordance with the relevant Articles of Association.

      4.7 Articles of Association and Constitutive Documents. The copies of the Articles of Association and other constitutive documents of each of the Transaction Companies which have been furnished to Purchaser within the framework of Purchaser's due diligence investigations are true and accurate copies thereof, and that same have not been amended or modified except as disclosed in writing to Purchaser.

      4.8 Legal Title.

            (a) PCE and EUN are, and at the Closing will remain, the beneficial and the owner of record of, and have good, valid and marketable title in and to, all of the Equity Rights (100%) of the Transaction Company known as Pecs 2002 Ingatlanhasznosito es Vagyonkezelo Kft, which are to be acquired by Purchaser pursuant to the provisions of this Agreement, free and clear of all Liens save in respect of Permitted Liens;

            (b) PCE is, and at the Closing will remain, the beneficial and the owner of record of, and has good, valid and marketable title in and to, all of the Equity Rights (100%) of in the Transaction Companies known as Vezsprem Plaza Kft. and Szombathely Plaza Kft., which are to be acquired by Purchaser pursuant to the provisions of this Agreement, free and clear of all Liens save in respect of Permitted Liens;

            (c) Amanati is, and at the Closing will remain, the beneficial and the owner of record of, and has good, valid and marketable title in and to, all of the Equity Rights (100%) of in the Transaction Company Sopron Plaza Kft., which are to be acquired by Purchaser pursuant to the provisions of this Agreement, free and clear of all Liens save in respect of Permitted Liens;

            (d) Each of the Transaction Companies is, and at the Closing will remain, the beneficial and owner of record of, and has good, valid and marketable title in and to, all of the Equity Rights of the relevant Transaction Company recorded opposite its name in the Rights Acquisition Schedule, free and clear of all Liens save in respect of Permitted Liens; and

            (e) None of the Transaction Companies owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in, any Person; and

            (f) All easements which constitute Permitted Liens are not violated by the current use or occupancy of the Portfolio Centers, or the operation of Transaction Companies as currently conducted thereon.

            (g) There any no options, rights, preemptive or otherwise, or similar right or other right, contract, agreement, commitment or understanding of any kind or warrants to purchase or to subscribe for any Equity Rights of the Transaction Companies (including for the avoidance of doubt any such right which has arisen as a result of the sale to the Klepierre Group of certain assets in 2004, subject to receipt of the Klepierre Waiver).

      4.9 Transferability. The Equity Rights of the Transaction Companies are not subject to any restrictions with respect to their transferability, save as determined in terms of the Existing Bank Securities applicable to the Existing Financing Loans.

      4.10 Assigned Shareholders' Loan

            (a) The Shareholder Loan Schedule sets forth the Assigned Shareholder Loan due by Szombathely Plaza Kft. to PCE and/or EUN and/or Amanati and/or their Affiliates as at the Closing Date. The Assigned Shareholder Loan:
(i) is recorded in the books of account of Szombathely Plaza Kft. as being an Indebtedness due and payable to PCE and/or EUN and/or Amanati and/or to their Affiliates; (ii) has been properly reported to and/or recorded with the Central Bank of Hungary (MNB) in compliance with all applicable Laws and regulations, if necessary; (iii) is valid binding and enforceable in accordance with its terms, and free from any Lien (except for Existing Bank Securities), (iv) is capable of repayment in Euro currency in accordance with its terms and conditions without restriction, save in respect of the sub-ordination rights of the Financing Bank under the Existing Bank Securities; (v) is capable of assignment and transfer to Purchaser as contemplated in this Agreement; and (vi) has not been repaid in whole or in part, or increased, nor has any interest thereon been paid, since the date hereof.

      4.11 Existing Loan Facilities.

                  (i) Subject to obtaining the Prepayment Certificate of the Financing Bank as specified in Section 2.2 above, and subject to the execution of the Escrow Agreement, the Transactions shall not give rise to any breach of any obligation, undertaking or covenant of the Transaction Companies under the Existing Loan Facilities, nor shall any event of default or other adverse event occur under the Existing Loan Facilities as a result thereof;

                  (ii) The Transaction Companies have not and are not currently in breach of any obligation, undertaking or covenant of the Transaction Companies under the Existing Loan Facilities which gives rise to an event of default or adverse effect (or any fact or circumstance which could give rise to an event of default or adverse effect) under the Existing Loan Facilities which remain outstanding;

                  (iii) Subject at all times to the provisions of the relevant Existing Loan Facility Agreements, upon prior written notice of the relevant borrower that it intends to prepay it's Existing Loan Facility, the relevant borrower shall be entitled to prepay such loan on the Closing Date; and

      4.12 Financial Statements. Attached as SCHEDULE 4.12 are: the financial statements of each of the Transaction Companies, which have been audited for the fiscal period ended, December 31, 2003. The financial statements attached as
Schedule 4.12, together with the Definitive Closing Accounts to be furnished by Vendors to Purchaser in terms of Section 3.7(a) above (jointly, the "FINANCIAL STATEMENTS"), have been or shall be prepared in accordance with Hungarian accounting standards applied on a basis consistent throughout the periods covered thereby, present fairly the financial condition of the relevant Transaction Companies in all material respects as of such date, are correct and complete, and are consistent with the Books and Records of the relevant Transaction Companies.

      4.13 Undisclosed Liabilities. None of the Transaction Companies has any Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due), except for those set forth on the face of the Financial Statements, individually or in the aggregate, and those which have arisen after the date hereof in the ordinary course of business.

      4.14 Events Subsequent to Most Recent Fiscal Period End. Other than in the ordinary course of business and consistent with past practise, since the date of the Definitive Closing Accounts (December 31st, 2004) there will not have been any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of the Transaction Companies. Without limiting the generality of the foregoing, since that date:

            (a) Neither Vendors nor any of the Transaction Companies have sold, pledged, leased, transferred, or assigned any of the Purchased Assets, tangible or intangible, used or held for use in, or necessary for the continued conduct of, the Businesses outside the ordinary course of business;

            (b) Neither Vendors nor any of the Transaction Companies have entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "CONTRACT") or extended or modified the terms of any Contract related to the Businesses or the Purchased Assets which (i) involves the payment by the Transaction Companies or any of them of greater than Euro 50,000 per annum or which extends for more than one
(1) year, (ii) involves any payment or obligation to any Affiliate of Vendors other than in the ordinary course of business, or (iii) involves the sale of any material assets;

            (c) Save as otherwise notified in writing to Purchaser and with its approval and consent, and save in respect of prepayment notices sent to the Financing Bank with the consent and approval of Purchaser, no party (including Vendors and the Transaction Companies) has accelerated, terminated, made modifications to, or canceled (or advised or been advised of an intention to cancel) any agreement, contract, lease, or license of a material nature related to the Businesses or the Purchased Assets to which Vendors or any of the Transaction Companies is a party or by which they are bound, nor have they modified, canceled or waived or settled any material debts or claims held by them related to the Business or the Purchased Assets, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value related to the Businesses or the Purchased Assets, whether or not in the ordinary course of business;

            (d) none of the Purchased Assets, tangible or intangible, has become subject to any Lien (excluding Permitted Liens);

            (e) Neither Vendors nor any of the Transaction Companies have made any capital expenditures related to the Businesses or the Purchased Assets except in the ordinary course of business and/or not exceeding Euro 50,000 in the aggregate of all such capital expenditures;

            (f) Neither Vendors nor any of the Transaction Companies have created, incurred, assumed, prepaid or guaranteed any Indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing Indebtedness related to the Businesses or the Purchased Assets;

            (g) Neither Vendors nor any of the Transaction Companies have granted any license or sublicense of any rights under or with respect to any intellectual property related to the Businesses or the Purchased Assets, including specifically with respect to the trademark which is the subject matter of the Trademark Sub-License Agreement;

            (h) Neither Vendors nor any of the Transaction Companies have experienced any damage, destruction, or loss (whether or not covered by insurance) to the Purchased Assets in excess of Euro 50,000 in the aggregate of all such damage, destruction and losses;

            (i) Neither Vendors nor any of the Transaction Companies have entered into any employment contract (other than a standard contract involving non-management personnel) or collective bargaining agreement, made any other change in employment terms for any key-personnel Employees, or adopted any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Employees;

            (j) Neither Vendors nor any of the Transaction Companies have changed any of the accounting principles or methods followed by the Businesses or the method of applying such principles;

            (k) Neither Vendors nor any of the Transaction Companies have entered into any agreement, contract or commitment limiting the freedom of the Transaction Companies to engage in the Businesses or to compete with any person in any respect;

            (l) Neither Vendors nor any of the Transaction Companies have entered into any transaction related to or in connection with the Business or the Purchased Assets other than in the ordinary course of business;

            (m) Neither Vendors nor any of the Transaction Companies have become obligated to do any of the foregoing.

      4.15 Legal Compliance. The Businesses are being conducted and all of the Transaction Companies are in compliance in all respects with all applicable Laws (including without limitation rules, regulations, codes, plans, injunctions, judgments, orders, extension orders, decrees, rulings, and charges). Except as set forth in the Proceedings Schedule (SCHEDULE 4.24) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the Knowledge of

Vendors, is threatened against Vendors or any of the Transaction Companies by any Governmental Body alleging any failure to so comply. The Transaction Companies have all Permits and qualifications that are necessary for the conduct of the Businesses and/or the ownership and operation of the Purchased Assets.

      4.16 Tax Matters.

            (a) For purposes of this Agreement, "TAX" or, collectively, "TAXES", means any taxes income, stamp severance, customs duties, franchise, withholding social security, value added tax, and any other type of tax of any kind whatsoever (including but not limited to: Corporate Income Tax, Value Added Tax, Local Business Tax, Personal Tax) in respect of the Transaction Companies and/or the Businesses and/or the Purchased Assets.

            (b) Each of the Transaction Companies has filed all declaration, form, claim statements ("TAX RETURN") that it was required to file for any type of Tax under applicable laws and regulations. All such Tax Returns, including those which review is still pending at the time of the signature of this agreement, or those which were only partially submitted for review, were correct and complete in all respects and have been prepared in compliance with all applicable laws and regulations. There are no Liens upon any property or assets of the Transaction Companies relating to or attributable to Taxes.

            (c) The Transaction Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee independent contractor, creditor, stockholder, or other third party.

            (d) The provisions made in the Estimated Closing Accounts, the Definitive Closing Accounts and the Final Closing Accounts are to the Knowledge of Vendor sufficient in order to cover any Tax payment pertaining to the period prior to the Closing Date.

            (e) There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien upon any Purchased Assets if unpaid by due date.

      4.17 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment. Each of the Transaction Companies has good, valid and marketable title to the respective Portfolio Centers recorded opposite their respective names in the Property Schedule, free and clear of all objection, adverse possession, Liens and other encumbrances other than Permitted Liens, and each of the Transaction Companies has good, valid and marketable title to all other Purchased Assets, free and clear of all objection, adverse possession, Liens and other encumbrances other than Permitted Liens.

            (b) Each of the Transaction Companies has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, the relevant respective Purchased Assets owned by it (as specified in the Property Schedule), free and clear of any Liens, save for Permitted Liens. The Purchased Assets are not subject to expropriation or seizure as at the Closing Date.

            (c) Each item of equipment owned or leased by the Transaction Companies and included in the Purchased Assets is (i) adequate for the conduct of the Businesses as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

            (d) Each of the Transaction Companies own, free and clear of any Liens (other than Permitted Liens), all tenant lists, customer contact information, customer correspondence and customer lease histories relating to their respective Portfolio Centers. Other than Vendors, PCMM, the relevant Transaction Company and the tenant to which such information relates, no person possesses any claims or rights with respect to use of the information.

      4.18  Portfolio Centers.

            (a) The Portfolio Centers comprise all of the real property used or intended to be used in, or otherwise related to, the Businesses; and, none of the Transaction Companies is a party to any agreement or option to purchase (including preference right) any real property or interest therein. All replies to enquiries raised by the Purchaser's lawyers are in all material respects true, complete and accurate.

            (b) All Portfolio Centers, and all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Portfolio Centers (the "IMPROVEMENTS") are in good condition and repair and sufficient for the operation of Businesses. There are no structural deficiencies or latent defects, affecting any of the Portfolio Centers and/or any of the Improvements and there are no facts or conditions affecting any of the Portfolio Centers or Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Portfolio Centers or Improvements or any portion thereof in the operation of Businesses as currently conducted thereon which have not been detailed in the Vendors Disclosure Schedule (SCHEDULE 4.0)], provided that the provisions of this section shall not be applicable to those matters specified in the Price Adjustment Schedule (Schedule 3.1) in respect of which specific agreed price adjustments have been made. None of the Portfolio Centers are located in an area or subject to circumstances particularly susceptible to flooding nor is affected by past or present mining activity. None of the buildings or other structures of the Portfolio Centers contains in its fabric any high alumina cement or concrete, asbestos, calcium chloride accelerator, wood wool slabs used as permanent shuttering, urea formaldehyde, silicate bricks or tiles, crocodilite, or any other substances not in accordance with Hungarian Standards and codes of practice and good building practice current at any relevant time.

            (c) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of the Portfolio Centers or any portion thereof or interest therein. Save as specified in the Proceedings Schedule, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Portfolio Centers or any portion thereof, or the operation of Companies' business as currently conducted thereon. There is no claim or action initiated by any Portfolio Center's neighbor which is pending or to the Knowledge of the Vendors, which is threatening.

            (d) The Portfolio Centers are in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, and are in compliance with the legal requirements upon which the cover of the present insurance carrier is conditional, which affect the Portfolio Centers

(collectively, the "PORTFOLIO CENTERS LAWS"), and the current use and occupancy of the Portfolio Centers and operation of Businesses thereon do not violate any Portfolio Centers Laws. None of the Transaction Companies has received any notice of violation of any Portfolio Centers Law and to the Knowledge of Vendors there is no basis for the issuance of any such notice or the taking of any action for such violation, nor are there any pending or anticipated change in any Portfolio Centers Law that will materially impair the ownership, lease, use or occupancy of any Portfolio Centers or any portion thereof in the continued operation of Businesses as currently conducted thereon.

            (e) All certificates of occupancy, Permits, approvals and authorizations (collectively, the "PORTFOLIO CENTERS PERMITS") of all Governmental Bodies or any other entity having jurisdiction over the Portfolio Centers which have been required for the construction and which are required or appropriate to construct, to open to the public, to use, occupy and operate the Portfolio Centers or operate Businesses as currently conducted thereon, have been issued and are in full force and effect. As at the Closing Date, none of the Transaction Companies has received any notice from any Governmental Body or other entity having jurisdiction over the Portfolio Centers threatening a suspension, revocation, modification or cancellation of any Portfolio Centers Permit and to the Knowledge of Vendors there is no basis for the issuance of any such notice or the taking of any such action.

            (f) The current use and operation of the Portfolio Centers and the operation of the Businesses as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision (including restrictive covenants) in any instrument of record or other unrecorded agreement affecting such Portfolio Centers. None of the Vendors or Transaction Companies has received any notice of such violation, and to the Knowledge of Vendors there is no basis for the issuance of any such notice or the taking of any action for such violation. The Portfolio Centers are adequately served with facilities adequate for the current use and function for the discharge of surface water and effluent and the disposal of sewage and other waste materials and having regard to the activities presently carried on at the Portfolio Centers have adequate facilities and adequate access to gas, electricity, water and services in accordance with the contracts with the public service and utility companies. All means of access to the Portfolio Centers is over roads (which shall include carriage ways, crossovers and footways) and have been taken over by the local authority and are maintainable at the public expense, save as indicated to the contrary in the Vendors' Disclosure Schedule. The pipes, wires, cables, drains and other services either do not pass through land in the ownership of another before connecting to the mains or the Portfolio Centers have the benefit of the necessary easements in respect of the same in perpetuity and at no or only a nominal charge. To the Knowledge of Vendors there are no schemes or orders affecting any road or highway giving access to the Portfolio Centers or proposals for the same, or any proposals to carry out works to such road or highway or any circumstances likely to lead to any such scheme or order being made or adopted or such works being carried out which would, subject to applicable laws, prevent, restrict or impede access to and from the Portfolio Centers by reason of (i) the alteration or diversion or stopping up of any road or highway or part of such road or highway; or (ii) the alteration of the direction or directions of traffic passing along any such road or highway; or
(iii) the alteration of the parking arrangements in such road or highway; or
(iv) the regulation or prevention of the use of any such road or highway or part of such road or highway by traffic or any class of traffic (including pedestrians but subject to safety regulations); or (v) the restriction or prevention of access to such road or highway from the Portfolio Centers by any class of traffic (including pedestrians but subject to safety regulations); or
(vi) for
any other reasons which may have the same or substantially the same effect as any of the matters specified in paragraphs (i) to (v) above.

      4.19 Notes and Accounts Receivable All notes and accounts receivable of the Transaction Companies are reflected properly on their Books and Records, are valid receivables (excluding provisions for doubtful debts) which as at the Closing Date are not subject to setoffs or counterclaims pending at the Closing Date, are current and collectible, and are capable of being collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Final Closing Accounts.

      4.20 Insurance. (a) The Transaction Companies are validly and adequately insured in scope and amount in accordance with valid insurance policies as detailed and specified in the Insurance Schedule attached hereto as SCHEDULE
4.20. All the insurance policies owned by the Transaction Companies and/or on their behalf, provide for coverage that conforms to industry standards in respect of the risk and the amount covered. To the extent that the Transaction Companies have made claims, such claims have been made in accordance with the terms and conditions of such insurance policies in respect of all insured losses suffered thereby and have not been notified any denial of coverage and/or indemnification.

            (b) With respect to all insurance policies specified in SCHEDULE 4.20,: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby provided that the insurance premiums due after the Closing Date are paid in a timely manner and other conditions the fulfillment of which is required following the Closing are fulfilled; (iii) none of the Transaction Companies, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, or modification under the policy; and (iv) no party to the policy has repudiated any provision thereof.

      4.21 Business Contracts(a) . Vendors have disclosed to Purchaser all contracts, agreements, commitments and other arrangements (including any amendment thereto) outstanding as of the date hereof to which Vendors and/or the Transaction Companies are parties and that relate, directly or indirectly, to the Businesses (collectively, the "BUSINESS CONTRACTS"). With respect to each Business Contract: (A) the Business Contract, with respect to Vendors and/or the Transaction Companies and, to Knowledge of Vendors, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Vendors and/or the Transaction Companies, nor, to the Knowledge of Vendors, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Business Contracts, nor have any notices been received from any party which purports to repudiated any provision of the Business Contract.

      4.22  Lease Contracts

            (a) The Lease Contracts Schedule attached as SCHEDULE 1.1(kk), sets forth : (i) all the Lease Contracts in force as at December 31st, 2004; and (ii) a list of all deposits and guarantees furnished by the tenants of the Portfolio Centers. Vendors warrant that all information in
Schedule 1.1(kk), is true and correct.

            (b) With respect to each Lease Contract itemized in the Lease Contracts Schedule: (i) the Lease Contract is duly executed, legal, valid, binding, enforceable in accordance with its terms, and in full force and effect in all respects; (ii) comply in all material respects with the leasing criteria specified in the Lease Contracts Schedule; and (iii) neither Vendors and/or the Transaction Companies, nor, to the Knowledge of Vendors, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Lease Contracts, nor have any notices been received from any party which purports to repudiated any provision of the Lease Contract.

            (c) Without limiting the generality of the foregoing, with respect to each of the Lease Contracts itemized in the Lease Schedule, the square meter area stated in such Lease Contract is accurate and in conformity with the actual square meter area of the leased premises.

            (d) No agreements regardless of their title or subject matter have been entered into by the Transaction Companies or PCMM the effect and/or intention of which is to reduce amounts (including but not limited to rent payments) payable by any tenant of the Portfolio Centers.

            (e) Vendors warrant that none of the Lease Contract provisions under which electricity costs are charged to tenants of the Portfolio Centers or the method of calculation of such electricity costs breach any provisions of Hungarian law

            (f) Vendors warrant that, pursuant to the terms of the Lease Contracts, all utility costs in respect of the Portfolio Centers are covered by payments made by the tenants either directly to utility companies or to PCMM and/or the relevant Portfolio Company.

      4.23  Power of Attorney

       Save as required for the conduct of the Businesses in their ordinary course, and as disclosed to Purchaser, there are no outstanding powers of attorney executed on behalf of Vendors in respect of the Businesses and/or the Purchased Assets. All powers of attorney issued in the ordinary course of business as aforesaid shall be deemed terminated and of no further force and effect as at the Closing or may be unilaterally and unconditionally terminated at the sole discretion of the Transaction Companies. Upon the resignation at Closing of all the managing directors of the Transaction Companies nominated by Vendors, there shall be no valid and outstanding powers of attorney with respect to any Transaction Company.

      4.24 Litigation. The Proceedings Schedule attached hereto as SCHEDULE 4.24 sets forth details of all outstanding injunction, order, decree to which any of the Transaction Companies is subject and of all hearing, action, proceeding, investigation or litigation proceedings which are pending (collectively the "PROCEEDINGS"), as at the date hereof, or in respect of which threats of Proceedings have been received or may reasonably be anticipated, which pertain to the Transaction Companies and/or the Businesses and/or the Purchased Assets. Other than as specified in the Proceedings Schedule, to the Knowledge of Vendors, there are no facts or circumstances that would form the reasonable basis of any claim against the Transaction Companies.

      4.25  Employees.

            (a) None of the Transaction Companies presently employs any person.

            (b) Each of the Transaction Companies has been and is in compliance with all applicable Law respecting employment and employment practices.

            (c) There are no severance or other similar contracts and no pension or retirement benefits, bonus, employment, change-in-control, deferred compensation profit sharing, stock purchase, stock option, company saving, employee benefit plans, agreements, programs, policies, arrangements or schemes or employee funds by reason of which any of the Transaction Companies has any current or future liability.

            (d) In respect of any of the Transaction Companies, there are no obligations of any kind nor any sum due to any former employee, agent or representative in connection with their employment and/or other contracts or agreements (including dismissal indemnities) except as liabilities disclosed in the Final Closing Accounts (rather than in any notes thereto) or incurred in the normal course of business since the Closing Date.

            (e) The resignation of the managing directors of each of the Transaction Companies, as well as the resignations of all members of the supervisory boards of the Transaction Companies, if relevant, on or prior to the Closing Date shall not give rise to any payment obligation (including bonuses, indemnification, or golden parachute) on the part of any Transaction Company.

      4.26 Environment, Health and Safety. Save as specified to the contrary hereunder, as at the Closing Date, each of the Transaction Companies is in compliance with all applicable Laws, regulations and orders pertaining to environment, health and safety, nor have they received any notification of any alleged violation of such Laws, regulations and orders. Furthermore, no actions, proceedings (judicial or administrative) are currently pending against any of the Transaction Companies concerning any such alleged violation. Without limiting the generality of the foregoing, each of the Transaction Companies has obtained and complied in all material respects with all permits, licenses and other authorizations that are required pursuant to applicable laws and regulations pertaining to environmental, health, and safety requirements for the occupation of their facilities and the operation of their Business. Notwithstanding the aforegoing, Vendors acknowledge that the Transaction Companies are not in compliance with certain applicable regulations as detailed and specified in Schedule 12.6 attached hereto.

      4.27 Complete Copies of Materials. All relevant documents and information relating to the Transaction Companies, the Portfolio Centers and the Purchased Assets which were provided to the Purchaser during the due diligence phase are accurate in all respects.

      4.28 Full Disclosure. No representation or warranty in this Article IV or in any document delivered by Vendors or their Representatives pursuant to the Transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Purchaser pursuant hereto or in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. The Vendor confirms that it has disclosed all information which could be reasonably required by the Purchaser to enable it to make a fully informed decision in respect of the Transaction.

      4.29 Restrictions on Right to Rely. Notwithstanding the provisions of this
Article IV, it is hereby specifically agreed and understood that Purchaser shall be estopped from relying on the representations and warranties set forth herein in respect of such exceptions as are specifically disclosed in the disclosure letter to be supplied by Vendors to Purchaser on the date hereof (the "VENDORS' DISCLOSURE SCHEDULE", a copy of which is attached hereto as SCHEDULE 4.0, (each exception referencing the corresponding representation and warranties section number to which it applies);.



          ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Vendors that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

      5.1 Organization, Qualification, and Corporate Power. Purchaser is -

            (a) a corporation duly organized, validly existing, and in good standing under the laws of England and Wales (to the extent the concept of good standing exists in the relevant jurisdiction);

            (b) is duly authorized to conduct its businesses and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a material adverse effect on Purchaser.

            (c) is duly qualified or otherwise authorized to transact business and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) in each jurisdiction in which such qualification or authorization is required by applicable Laws; and

            (d) has full corporate power and authority to carry on its respective businesses and to own and use its respective assets.

      5.2 Authorization. Purchaser has full power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transaction and to perform its obligations hereunder, and no other proceedings on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly approved by the Board of Directors and other corporate organs of Purchaser, or in respect of the Ancillary Agreements, do not require such approval. The consummation of the transactions contemplated hereby does not require the approval or consent of the shareholders of Purchaser . This Agreement and the Ancillary Agreements to which Purchaser is a party constitute the valid and legally binding obligations of Purchaser, and are enforceable against Purchaser in accordance with their respective terms and conditions.

      5.3 No Conflicts. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will:

            (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject;

            (b) violate or conflict with any provision of the charters, bylaws or organizational documents of Purchaser; or

            (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject, other than any of the foregoing which would not in the aggregate have a material adverse effect on Purchaser or adversely its ability of to consummate the transactions contemplated hereby.

      5.4 Consents. No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Purchaser, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for the Transaction Approvals referred to in Section 8.3(a)below.

      5.5 Financial Resources. At Closing, Purchaser has the financial resources to fulfill all the undertakings, obligations and guarantees made by it in terms of the provisions of this Agreement, including without limitation, the payment of the Estimated Purchase Price (or the Final Purchase Price following Verification), and any Price Adjustments required in terms hereof.



                       ARTICLE VI - PRE-CLOSING COVENANTS

      With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Closing Date ("COVENANT PERIOD"), the following shall apply:

      6.1   Operation of Business.

            (a) Vendors agree that, for the duration of the Covenant Period, except as contemplated by this Agreement or as otherwise consented to or approved in advance in writing by Purchaser (which consent and approval shall not be unreasonably withheld or delayed to the extent that it does not prejudice the rights of Purchaser in terms of this Agreement), Vendors shall, and shall procure that the Transaction Companies shall:

                  (i) (aa) preserve intact the present business organization, reputation, contractual and other arrangements of the Transaction Companies and the Businesses then under the control of Vendors; (bb) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers and other Employees of the Businesses, and subject to any right under applicable Law; (cc) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted; (dd) maintain the goodwill of tenants, customers, suppliers and other Persons with whom Vendors have significant business relationships in connection with the Businesses; and (ee) continue all current business operations and activities relating to the Businesses in a manner consistent with past practice;

                  (ii) except to the extent required by applicable Law, (aa) cause the Books and Records of the Transaction Companies to be maintained in the usual, regular and ordinary manner, and (bb) not permit any change in any rentals, credit, allowance or Tax practice or policy of the Transaction Companies that would adversely affect the Businesses, the Transaction Companies or the Purchased Assets;

                  (iii) comply with all Laws and Orders applicable to the Businesses, and promptly following receipt thereof deliver to Purchaser copies of any notice received from any Governmental Body or other Person alleging any violation of any such Law or Order.

            (b) During the Covenant Period, except as contemplated by this Agreement or as otherwise consented to or approved in advance and in writing by Purchaser (which approval shall not be unreasonably withheld or delayed to the extent that it does not prejudice the rights of Purchaser in terms of this Agreement), Vendors shall not, and shall procure that the Transaction Companies shall not:

                  (i) make any representation or promise, oral or written, to any Employee, except for statements as to the rights or accrued benefits of any Employee under the terms of any applicable Law or offer employment to or agree to employ any new Employee;

                  (ii) make any increase in the salary, wages or other compensation (aa) of any Employee whose annual salary is or, after giving effect to such change, would be the equivalent of E50,000 per annum or more, except where such increases have been agreed upon by the relevant Transaction Companies and/or Vendors, prior to the Execution Date;

                  (iii) adopt, enter into or become bound by any benefit plan, any employment-related contract or any collective bargaining agreement with respect to any of the Employees;

                  (iv) enter into any Contract to do or engage in any of the foregoing items set forth in this Section 6.1(b).

            (c) Vendors agree that, during the Covenant Period, except as contemplated by this Agreement, or as specifically directed by Purchaser, or as otherwise consented to or approved in advance by Purchaser (which consent or approval shall not be unreasonably withheld or delayed to the extent that it does not prejudice the rights of Purchaser in terms of this Agreement), Vendors shall not, and shall procure that the Transaction Companies shall not:

                  (i) acquire lease, license or dispose of or agree to acquire lease, license or dispose of any assets that would constitute Purchased Assets hereunder, other than in the ordinary course of business consistent with past practice, or create or incur any Lien, other than a Permitted Lien, on any assets that would constitute Purchased Assets hereunder;

                  (ii) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Business Contract, in each case other than in the ordinary course of business consistent with past practice;

                  (iii) violate, breach or default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Business Contract;

                  (iv) incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Transaction Companies under, any liability of or owing to the Transaction Companies in connection with the Businesses then under the control of Vendors that would constitute a Purchased Asset hereunder, other than in the ordinary course of business consistent with past practice;

                   (v) engage with any Person in any merger, consolidation or other business combination;

                   (vi) make or commit to make any capital expenditures for additions to property, plant or equipment constituting capital assets on behalf of the Businesses, other than in the ordinary course of business consistent with past practice, or otherwise as are urgently required to maintain the equipment and assets of the Portfolio Centers in operating condition and in compliance with safety regulations but in all cases not exceeding an amount of E 20,000 (twenty thousand Euros) in the aggregate;

                   (vii)make any material changes in the conduct of the Businesses, except as specifically contemplated or permitted by this Agreement;

                   (viii) provide any additional "up-stream" loans or take on any further Shareholder Loans; or

                   (ix) enter into any contract to do or engage in any of the foregoing items set forth in this Section 6.1(c).

      6.2 Notice of Developments. Vendors shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause, net and in the aggregate, any representation or warranty of Vendors contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Vendors to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      6.3   Exclusivity.


            (a) Save as specifically provided to the contrary in terms of the provisions of sub-section (d) of this Section 6.3, from and after November 1st, 2004, and until the earlier of the Closing or the termination of this Agreement for any reason (including the exercise of the Withdrawal Option in terms of Section 2.9 above), Vendors have not and shall not (nor has it permitted and nor shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Purchaser and its designees:

                   (i) solicit, initiate or encourage any proposals or offers from, or engage in negotiations with, any Person relating to any possible Acquisition Proposal (as hereinafter defined) with Vendors or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized);

                   (ii) provide information with respect to the Transaction Companies and/or the Portfolio Centers, other than to Purchaser, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Vendors or any subsidiary of Vendors (whether such subsidiaries are in existence on the date hereof or are hereafter organized);

                   (iii)enter into a contract or agreement (whether oral or written) with any Person, other than Purchaser, providing for an Acquisition Proposal with Vendors or any subsidiary (whether such subsidiaries are in existence on the date hereof or are hereafter organized).

            (b) Vendors shall, and shall cause its Representatives to, avoid and cause to be avoided any such negotiations with any Person relating to any Acquisition Proposal. In addition to the foregoing, if Vendors or any of their Representatives receives, prior to the Closing or the termination of this Agreement as aforesaid, any Acquisition Proposal relating to any of the above, Vendors shall immediately notify Purchaser thereof and provide Purchaser with the details thereof including the identity of the Person or Persons making such offer or proposal.

            (c) As used in this Section 6.3, the term "ACQUISITION PROPOSAL" shall mean an unconditional and binding proposal or offer for a merger, consolidation or other business combination involving an acquisition of all or part of the Transaction Companies and/or the Portfolio Centers and/or the Businesses and/or the Purchased Assets.

            (d) For the avoidance of doubt, it is specifically agreed and understood that the provisions of this Section 6.3 are not applicable to: (i) all and any discussions, information, financial and legal data and any other acts, deeds and things insofar as same are necessary to facilitate the fulfillment by Vendors of their obligations pertaining to the "first offer" rights enjoyed by Messrs. Klepierre SA referred to in Section ERROR! REFERENCE SOURCE NOT FOUND. above; and (ii) to any property, assets or business activities of Vendors and/or their Affiliates which are excluded from the ambit of this Agreement.

                              ARTICLE VII - ESCROW

      7.1   Escrow Agreement.

            By not later than the date and time for the fulfillment of the condition precedent referred to in Section 2.7 above, the Parties shall concLude an Escrow Agreement with the Financing Bank, substantially in the form and text attached hereto and marked as SCHEDULE 7.1, which shall govern the manner in which the Consummation of the Transaction is to be carried out in terms of the provisions of this Agreement.

      7.2   Deposit Escrow Account.

            (a) By not later than February 4th, 2005, the Parties shall cause the Financing Bank to open a fully operational special escrow account (the "DEPOSIT ESCROW ACCOUNT") into which Purchaser shall transfer the full amount of the Deposit in terms of Section 3.2 above. PendIng execution of the Escrow Agreement, the Parties specifically direct Financing Bank to administer the funds strictly in accordance with the provisions of Section 3.2 above, and hereby agree unconditionally, save in The event of willful misconduct or gross negligence, to : (a) waive all and any claims against the Financing Bank in respect of its administration of the funds held in the to indemnify the Financing Bank; and (b) fully indemnify the Financing Bank against all and any third party claims in respect of its administration of those funds; all as contemplated in the draft Escrow Agreement attached hereto as Schedule 7.1.

            (b) The representatives of the Financing Bank alone shall enjoy the full, exclusive and unconditional right to make withdrawals and to direct the execution of payment from the said Deposit Escrow Account.

      7.3   Escrow Closing Account.

            (a) By not later than the Closing Date, the Financing Bank shall open a fully operational special closing account, in which representatives of the Financing Bank alone shall enjoy the full, exclusive and unconditional right to make withdrawals and to direct the execution of payment from the said Escrow Closing Account.

            (b) At the Closing, Purchaser shall deposit into the Escrow Closing Account : (i) the full amount of the Estimated Purchase Price, less the amount of the Deposit; and (ii) the Additional NOI Payment; which shall be deemed to constitute the full, proper and complete fulfillment by Purchaser of its obligations in terms of this Agreement to execute payment of the Estimated Purchase Price and the Additional NOI Payment at Closing.

            (c) The manner in which the Financing Bank shall distribute and allocate the funds held in the Escrow Closing Account shall be governed by the provisions of Section 8.5 below

      7.4 Fees. All fees of the Financing Bank for performance of its functions hereunder shall be paid by Purchaser on the one hand, and Vendors on the other hand, in equal shares.

                  ARTICLE VIII - CLOSING AND CONSUMMATION

      8.1 Closing. The closing of the Transaction shall take place on a date to be mutually agreed upon between the Parties, but not later than February 28th, 2005 (the "CLOSING DATE"). Notwithstanding the aforegoing, both Vendors and Purchaser shall have the right, exercisable by written notice served not later than 2 (two) Business days prior to the Closing Date and delivered to the other Party and to the Financing Bank, to extend the date for the closing of the Transaction to an alternative date, provided that under no circumstances shall such alternative date be later than April 28th, 2005 (the "EXTENDED CLOSING DATE"). Notwithstanding the aforegoing, Purchaser undertakes to use its best reasonable endeavours to ensure that the Closing and Consummation of the Transaction shall take place not later than February 28th, 2005.

      8.2 Venue. The Closing shall take place in the offices of PCE located in Budapest, Hungary, or at such other location as shall be agreed between the Parties in consultation with the Financing Bank.

      8.3 Conditions for Closing. Notwithstanding anything to the contrary in this Agreement contained, the Closing and consummation of the Transaction shall be subject to the fulfillment of the following conditions, namely:

            (a) Transaction Approvals. The following unconditional Transaction Approvals shall have been obtained, and shall be valid, namely:

                  (i) The Prepayment Certificates referred to in Section 2.2 above; and

                  (ii) A signed original copy of the Klepierre Waiver (Schedule 1.1(gg)) shall have been furnished to Purchaser and to the Financing Bank by not later than a date 7 (days) days prior to the Closing Date, or the Extended Closing Date, as the case may be; and

                  (iii) Purchaser and the Financing Bank shall have confirmed to Vendors in writing by not later than a date 7 (seven) days prior to the Closing Date, or the Extended Closing Date, as the case may be, that all of the conditions precedent for the disbursement of the financing facility to be taken out by Purchaser as contemplated in Section 8.48.4(l) below have been satisfied, save only for the registration of the mortgages over the Portfolio Centers.

            (b) Updated Land Registry Extracts. Vendors shall have furnished Purchaser with Land Registry Extracts updated to a date 2 (two) days prior to the Closing Date, and which shall be attached as an exhibit to the Property Schedule.

            (c) Vendors' Legal Opinion. Purchaser shall have received an opinion of Vendors' general counsel in substantially the form set forth in SCHEDULE 8.3(c).

            (d) Purchaser's Legal Opinion of Counsel. Vendors shall have received an opinion of legal counsel for Purchaser in substantially the form set forth in SCHEDULE 8.3(d).

      8.4 Acts to be performed at Closing. At the Closing, the following acts, deeds and things shall be simultaneously executed and performed, and all signed and executed documentation in that regard shall be deposited with the Financing Bank, namely:

            (a) PCE and EUN shall sell, transfer and make over to Purchaser, and Purchaser shall acquire from PCE and EUN respectively, good, clean and valid title in and to the entire Equity Rights (100%) in and to the Transaction Company Pecs 2002 Ingatlanhasznosito es Vagyonkezelo Kft. by way of the execution of Equity Rights Transfer Agreements in agreed form, together with all ancillary documentation required by operation of applicable Hungarian Law in order to give full and proper effect thereto;

            (b) PCE shall sell, transfer and make over to Purchaser, and Purchaser shall acquire from PCE, good, clean and valid title in and to the entire Equity Rights (100%) in and to the Transaction Companies known as Vezsprem Plaza Kft. and Szombathely Plaza Kft., by way of the execution of Equity Rights Transfer Agreements in agreed form in respect of each of those Transaction Companies, together with all ancillary documentation required by operation of applicable Hungarian Law in order to give full and proper effect thereto;

            (c) Amanati shall sell, transfer and make over to Purchaser, and Purchaser shall acquire from Amanati, good, clean and valid title in and to the entire Equity Rights (100%) in and to the Transaction Company Sopron Plaza Kft., by way of the execution of Equity Rights Transfer Agreements in agreed form in respect of that Transaction Company, together with all ancillary documentation required by operation of applicable Hungarian Law in order to give full and proper effect thereto;

            (d) PCE and/or EUN and/or their relevant Affiliates shall assign and transfer to Purchaser, and Purchaser shall accept assignment of, the Assigned Shareholder Loan due and owing by Szombathely Plaza Kft. by way of the execution of a Deed of Assignment of Shareholder Loans in agreed form;

            (e) Purchaser and Vendors shall execute a general assignment and waiver as contemplated in Section 2.1(b)(iii) above, in agreed form;

            (f) Vendors shall furnish signed but undated unconditional letters of resignation of each of the managing directors of each of the Transaction Companies which shall be effective as at the Closing Date. Vendors undertake to procure that none of the managing directors appointed by it and who shall resign at the Closing as aforesaid shall have any claims or rights against the Transaction Companies and that all their rights against such Transaction Companies are unconditionally waived and released.

            (g) Purchaser shall nominate and appoint, in the manner required under applicable Hungarian Law, managing directors for each of the Transaction Companies

            (h) Vendors shall if necessary convene on the Closing Date, such Quotaholders meetings of each of the Transaction Companies in order to give full and proper effect to the Transactions contemplated herein, and to replace the managing directors and the supervisory board members of the Transaction Companies as aforesaid.

            (i) The following Ancillary Agreements, to the extent that same shall not have been executed between the relevant parties thereto prior to the Closing Date, shall (subject to the provisions of Section 9.1(b) below) be duly and properly signed and executed, namely:

                  (i)   the PCMM Management Agreements;

                  (ii)  the Trademark License Agreement;
                        and

                  (iii) The Escrow Agreement.

            (j) Vendors shall deliver to the Financing Bank a signed original copy of the EMI Parent Guarantee (Schedule 2.11);

            (k) Vendor and the Financing Bank shall sign and deliver all agreements, deeds, declarations, consents and other documentation required by applicable laws and regulations and in terms of the Existing Loan Facility Agreement, in order to cause and enable the termination and cancellation of the Existing Bank Securities ("SECURITY CANCELLATION DOCUMENTATION");

            (l) Purchaser and the Financing Bank shall execute and deliver all agreements, deeds, declarations, consents and other documentation required by applicable laws and regulations and in terms of the loan facility agreement to be concluded by Purchaser in respect of the Transaction, in order to cause and enable the registration and creation of such financing securities as are provided for therein ("SECURITY CREATION DOCUMENTATION");

            (m) The Parties shall execute all such additional documents, deeds and instruments which are required by operation of applicable Hungarian Law and regulations in order to give full and proper effect to the Transactions contemplated hereby.

            (n) The Parties shall cause all of the documentation referred to in sub-sections (a) to (m) inclusive of this Section 8.4 above ("CLOSING DOCUMENTATION") to be deposited in trust with the Financing Bank;

            (o) Purchaser shall simultaneously cause the following amounts to be deposited into the Escrow Closing Account, namely : (aa) the full amount of the Estimated Purchase Price, less the amount of the Deposit; and (bb) the Additional NOI Payment.

      8.5 Consummation of the Transaction. At the Closing, and subject to (i) the delivery of the Closing Documentation to the Financing Bank in terms of
Section 8.4(n) above; and (ii) the transfer of the Estimated Purchase Price (less the Deposit and the NOI Advance) and the Additional NOI Payment into the Escrow Closing Account in terms of Section 8.4(o) above; the Financing Bank shall thereupon proceed to consummate the Transaction in accordance with the provisions of Section 5 of the Escrow Agreement.

      8.6 Acknowledgement of Closing and Consummation. Upon the full and proper closing and consummation of the Transaction in terms of the provisions of Sections 8.4 and 8.5 above, the Parties and the Financing Bank shall jointly issue an Acknowledgement of Closing and Consummation in agreed form confirming that the Consummation of the Transaction has been accomplished.

      8.7   Failed Closing

            (a) In the event that, notwithstanding that the Klepierre Waiver shall have been delivered in good time as aforesaid, by the Extended Closing Date at the latest, Purchaser shall, have failed : (i) to deposit the full amount of the Deposit into the Deposit Escrow Account; and (ii) deposit the full amount of the Estimated Purchase Price, less the Deposit, plus the full amount of the Additional NOI Payment, into the Escrow Closing Account; then and in such event the Escrow Agent shall :

                  (i) Transfer the entire amount held in the Deposit Escrow Account, plus accrued interest, to Vendors;

                  (ii) Transfer any funds held in the Escrow Closing Account, if any, to Purchaser;

                  (iii) Deliver all of the Closing Documentation to the relevant party who delivered such documentation to it; and

                  (iv) Issue a Notice of Failed Closing in agreed form to that effect.

            (b) In the event that, by the Extended Closing Date at the latest, Vendors shall have failed to deliver to Purchaser and to Escrow Agent a signed original copy of the Klepierre Waiver, then and in such event the Escrow Agent shall :

                  (i) Transfer the entire amount held in the Deposit Escrow Account, plus accrued interest, to Purchaser;

                  (ii) Transfer any funds held in the Escrow Closing Account, if any, to Purchaser;

                  (iii) Deliver all of the Closing Documentation to the relevant party who delivered such documentation to it; and

                  (iv) Issue a Notice of Failed Closing in agreed form to that effect.

            (c) The occurrence of a Failed Closing shall be without prejudice to all and any rights and remedies which may be available to any Party pursuant to the provisions of this Agreement and/or the Ancillary Agreements and/or by operation of law.



           ARTICLE IX - ADDITIONAL AGREEMENTS WITH POST CLOSING EFFECT

      9.1   PCMM Management Agreements.

            (a) By not later than the Actual Closing Date, each of the Transaction Companies shall enter into a PCMM Management Agreement with PCMM pertaining to the management and operation of the Portfolio Centers following the Closing, in the form and text set out in the sample agreement attached hereto and marked as SCHEDULE 9.1. Contemporaneously with the execution of the PCMM Management Agreement, the Purchaser and each of the Transaction Companies shall conclude a Trademark License Agreement with PCE in the form and text attached hereto and marked as Schedule 1.1(kkk).

            (b) However, nothing in this Section 9.1 contained shall be deemed to derogate from the respective rights of the Parties to withdraw from the Transaction in terms of Section 2.9(e) above in the event that Purchaser is unable to reach agreement with PCMM regarding the terms and conditions of such management activities in terms of the PCMM Management Agreements prior to the Actual Closing Date.

            (c) Notwithstanding the aforegoing provisions, it is specifically agreed and understood that for the initial term of the PCMM Management Agreements only (being for a period of four and a half years commencing on January 1st, 2005 and terminating on June 30th, 2009 or the date of the termination of the relevant PCMM Management Agreement for any reason), each of the Transaction Companies shall be entitled to contract with third parties for the rendering of services for the lease renewal or re-leasing of units within the Portfolio Centers ("RE-LEASING SERVICES").

            (d) The Parties have agreed on an adjustment (addition) to the Purchase Price in an amount of E 150,000 (one hundred and fifty thousand Euro) as final up-front payment to PCMM in respect of the rendering of such Re-Leasing Services, and accordingly PCMM shall not be entitled to receive any additional payments in respect of such Re-Leasing Services, save as specifically provided in the PCMM Management Agreement (Schedule 9.1). However, Purchaser and/or the Transaction Companies shall not be entitled to unreasonably refuse any potential tenant proposed to them, whether by a third party leasing agent or by PCMM. In the event that Purchaser and/or the Transaction Companies refuse the third potential tenant proposed to them as aforesaid ("THIRD OFFER"), then and in such event the relevant unit shall be deemed to have been re-leased on the terms and conditions specified in the Third Offer for all purposes in terms of this Agreement, including specifically Sections 2.6 and 2.3 above.]

      9.2 Collection of Receivables (Doubtful Debts). Purchaser shall exert all reasonable commercial efforts in order to collect receivables which are outstanding at the Closing Date and which are to be excluded from the calculation of the Estimated Purchase Price in terms of Section 3.5 above and the Final Purchase Price in terms of the provisions of Section 3.7 above. The Estimated Closing Accounts to be furnished by Vendors to Purchaser in terms of
Section 3.5(a) shall include a provision (ertekvesztes) reflecting the estimated aggregate amount of such doubtful debts, while the Final Closing Accounts to be prepared in terms of Section 3.7(a) above shall include a list of these outstanding receivables. Any amounts collected by the relevant Transaction Company within 18 (eighteen) months of the Closing Date in respect of such identified outstanding receivables shall be transferred to PCE, less any reasonable collection costs (including reasonable legal fees) incurred in respect thereof, and after deduction of any taxes applicable thereto. In the event that any such receivables remain uncollected upon the expiry of the said 18 (eighteen) month period, then and in such event Purchaser or the relevant Transaction Company shall assign, transfer and make over to PCE the legal right to demand payment of such outstanding receivables, shall notify the debtors accordingly, and at Vendors' cost shall take all such reasonable steps as may be necessary or reasonably required in order to enable Vendors to continue the efforts to collect payment.

                           ARTICLE X - CONFIDENTIALITY

      10.1 Confidentiality. Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge : (a) the disclosure of which is mandated by operation of any securities law or regulations of any recognized stock exchange in any jurisdiction which are applicable to the Parties and/or their affiliates; (b) which a Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party; (c) which is generally known to the public and did not become so known through any violation of law or the terms of this section;
(d) which became known to the public through no fault of such Party; (e) which is later lawfully acquired by another Party from other sources; (f) which is required to be disclosed by order of court or government agency with subpoena powers; or (g) which is disclosed in the course of any Proceedings between any of the Parties hereto.



       ARTICLE XI - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

      11.1 Representations, Warranties and Covenants. The covenants contained in this Agreement and of any of the Ancillary Agreements shall survive the Closing Date indefinitely and without limitation except as otherwise specified therein. The representations and warranties contained in this Agreement shall survive the Closing Date and continue in full force and effect, subject to the following proviso, for a period of thirty six (36) months (such date upon which they expire being referred to herein as the "SURVIVAL DATE") and shall thereafter expire; provided, however, that notwithstanding the foregoing (i) the representations and warranties of Vendors relating to Tax matters (including in Section 4.16) shall survive until the date which is sixty (60) days following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers) and (ii) the representations and warranties of Vendors contained in Section 4.2 (Authorization), Section 4.8 (Legal title) And
Section 4.26 (Environment, Health and Safety), and the representations and warranties of Purchaser contained in Section 5.2 (Authorization), shall survive the Closing Date indefinitely and without limitation. Purchaser's right to make a claim for indemnification under Section 12.1, and Vendors' right to make a claim for indemnification under Section 12.2, for a breach of any representation or warranty shall be made on or prior to the date, if any, on which the survival period for such representation or warranty expires, irrespective as to whether the Damages (as hereinafter in Section 12.1 defined) may be suffered after the Survival Date. Any claims under Article XII must be asserted in writing with reasonable particularity by the party making such claim.



                          ARTICLE XII - INDEMNIFICATION



      12.1 Indemnification by Vendors. Subject to Section 12.5 below, PCE, EUN and Amanati, acting jointly and severally, shall defend, indemnify and hold harmless Purchaser - or at the discretion of Purchaser, any of the Transaction Companies - (and their respective successors, assigns and Affiliates) (individually, a

"PURCHASER INDEMNITEE", and collectively, the "PURCHASER INDEMNITEES") from and against and in respect of any and all losses, damages, deficiencies, liabilities, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "DAMAGES") suffered or incurred by any Purchaser Indemnitee which is caused by, resulting from or arising out of, related to, in the nature of:

            (a) any breach of any representation or warranty of any of the Vendors contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Vendors in connection herewith;

            (b) any breach of any covenant of any of the Vendors contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Vendors in connection herewith;

            (c) Taxes chargeable to or asserted against the Transaction Companies in terms of a final assessment and/or enforceable judgment in respect of the period preceding the Closing Date, but only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Accounts (rather than in any notes thereto);

            (d) any additional Tax liabilities assessed, and related sanctions (such as penalties and late payment interest) regarding any type of Tax imposed or assessed by the statutory Tax Authorities directly or indirectly related to the fiscal years in respect of which review has been partial, not definitive and/or impossible due to the lack of documentation provided or made available by the Vendors; and

            (e) any of the Proceedings set forth in the Proceedings Schedule (SCHEDULE 4.24) under a final and enforceable judgment or Order.

      12.2 Indemnification by Purchaser. Subject to Section 12.5, PurchaSer agree to defend, indemnify and hold harmless PCE, EUN and Amanati and their respective successors, assigns and Affiliates (individually, a "VENDORS INDEMNITEE", and collectively, the "VENDORS INDEMNITEES") from and against and in respect of any and all Damages suffered or incurred by any Vendors Indemnitee which is caused by, resulting from or arising out relating to, in the nature of :

            (a) any breach of any representation and warranty of Purchaser contained in this Agreement, or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Purchaser in connection herewith; and

            (b) any breach of any covenant of any of the Purchaser contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Purchaser in connection herewith.

      12.3  Notice and Opportunity to Defend.

            (a) If any action, proceeding, claim, liability, demand or assessment shall be asserted by a third party against any Purchaser Indemnitee or any Vendors Indemnitee (the "INDEMNITEE") with respect to any matter (a "THIRD PARTY CLAIM") in respect of which such Indemnitee proposes to demand indemnification in terms of this Article XII, such Indemnitee shall notify the party obligated to provide indemnification pursuant to Section 12.1 or Section
12.2 (the "INDEMNIFYING PARTY") thereof Within a reasonable period of time after assertion thereof; provided, however, that the failure to so notify the Indemnifying Party shall not affect the Indemnitee's right to indemnification hereunder unless (and solely to the extent) the Indemnifying Party's interests are actually and materially prejudiced thereby.

            (b) Subject to the provisions of Section 12.3(d) below, the Indemnifying Party shall have the right, within ten (10) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such Third Party Claim, and in that event may take whatever action it thinks appropriate to pursue, avoid, dispute, resist, appeal, compromise, mitigate or defend a Third Party Claim, provided, however, that : (i) the Indemnifying Party shall keep the Indemnitee regularly informed as to the progress of the Third Party Claim including the receipt of all communications; and (ii) the Indemnifying Party shall not compromise or settle any such Third Party Claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

            (c) Notwithstanding the provisions of Section 12.3(b) above, in the event that the Third Party Claim includes a motion for the award of a temporary or permanent injunction or institution of liquidation and/or winding up procedures or equivalent against any Purchaser and/or the Transaction Companies and/or the Portfolio Centers, or any of them, which may detrimentally affect the ability of the Transaction Companies to operate the Portfolio Centers or otherwise conduct their businesses or utilize their assets, then and in such event the Indemnitee shall have the right to retain the control of the defense against such motions and to take such steps as may reasonably be necessary (with the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed) so as to ensure that such motions are denied, or, if the injunctions are awarded, to ensure that they are rescinded as soon as possible..

            (d) In the event, however, that the Indemnifying Party declines or fails to assume control of the defense of any Third Party Claim as specified in
Section 12.3(b) above, then and in such event the Indemnitee may defend against such claim, and may take whatever action it thinks appropriate to pursue, avoid, dispute, resist, appeal, compromise, mitigate or defend a Third Party Claim, provided, however, that : (i) the Indemnitee shall keep the Indemnifying Party regularly informed as to the progress of the Third Party Claim including the receipt of all communications; and (ii) the Indemnitee shall not compromise or settle any such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

            (e) The Indemnitee may only make a claim in relation to that Third Party Claim after the Third Party Claim has been finally decided or before the Third Party Claim has been finally decided if a claim would become time-barred under Section 11.1 if it was not made at that time.

      12.4 Remedies. Except for the right to seek to specifically enforce the covenants hereunder, and except as specifically provided in this Agreement (including, without limitation, the immediately succeeding sentence), following the Closing Date, in the absence of fraud or willful breach of this Agreement, the sole and exclusive remedy of the Purchaser (or, at the discretion of Purchaser, the Transaction Companies) and Vendors with respect to any breach of any representation or warranty contained in this Agreement, or in any agreement, certificate, instrument or other document entered into in connection herewith, shall be restricted to the indemnification rights set forth in this Article XII.

      12.5 Certain Limitations. The liability of the Vendors or Purchaser, as applicable, for claims under this Agreement shall be limited by the following:

            (a) At any time after the Survival Date, (i) the Vendors shall have no further obligations under this Article XII for breaches of representations and warranties of the Vendors, except for Damages with respect to which the Purchaser Indemnitee has given the Vendor written notice prior to such date in accordance with Section 11.1 above; and (ii) the Purchaser shall have no further obligations under this Article XII for breaches of representations and warranties of the Purchaser, except for Damages with respect to which the Vendors Indemnitee has given the Purchaser written notice prior to such date in accordance with Section 11.1.

            (b) Notwithstanding anything to the contrary herein, Purchaser Indemnitees shall not be entitled to recover Damages from Vendors pursuant to
Section 12.1(a) unless and until the accumulated aggregate amount of Damages shall exceed an amount which is the equivalent of E 100,000 (one hundred thousand Euro) (the "VENDOR INDEMNIFICATION THRESHOLD"). Vendors shall thereafter indemnify any of the Purchaser Indemnitees from all and against all Damages in excess of equivalent E 100,000. For the avoidance of doubt, the limitations in this sub-section (b) set forth shall not be applicable to any payments to be made by PCE to Purchaser pursuant to the provisions of Section
2.3 (Minimum NOI Payments) and Section 2.6 (Pecs Lease Expiry Payments).

            (c) Notwithstanding anything to the contrary herein but subject to the last sentence of this paragraph, in the absence of fraud or willful breach of this Agreement (for which there shall be no limitation), in no event shall the maximum aggregate liability of Vendors in respect of any claims by the Purchaser Indemnitees against Vendors pursuant to Section 12.1(a) for Damages suffered or incurred by any Purchaser Indemnitee exceed the maximum amount of E 15,000,000. However : (i) in the event that Purchaser shall elect to join additional purchasers as parties to this Agreement as contemplated in Section
2.10 above, then and in such event the maximum amount in respect of which indemnity may be claimed by all four purchasing entities and all and any Purchaser Indemnitees shall not exceed the total amount of E 15,000,000 in the aggregate; and (ii) in the event that Vendors shall fail to obtain the Klepierre Waiver, and/or in the event that this Agreement is declared void ab initio by reason of a violation of the rights of the Klepierre Group in respect of the acquisition of the Transaction Companies and/or the Portfolio Centers, then and in such event the maximum aggregate liability of Vendors in respect of any claims by the Purchaser Indemnitees against Vendors pursuant to Section 12.1(a) for Damages suffered or incurred by any Purchaser Indemnitee pursuant to a breach of Section 4.8 shall not exceed a maximum amount equal to the Final Purchase Price, or the amount actually paid by Purchaser to Vendor on account of the Final Purchase Price, whichever be the lower amount, plus any actual and proven damages suffered by Purchaser in excess of that amount in consequence of this Agreement having been declared void as a result of that fact.

            (d) Notwithstanding anything to the contrary herein, Vendor Indemnitees shall not be entitled to recover Damages from Purchaser unless and until the accumulated aggregate amount of Damages shall exceed an amount which is the equivalent of E 100,000 (one hundred thousand Euro) (the "PURCHASER INDEMNIFICATION THRESHOLD"). Purchaser shall thereafter indemnify any of the Vendors' Indemnitees from all and against all Damages in excess of equivalent E 100,000.

            (e) Notwithstanding anything to the contrary herein, in no event shall the maximum aggregate liability of Purchaser in respect of any claims by the Vendors Indemnitees against Purchaser pursuant to Section 12.2(a) for Damages suffered or incurred by any Vendors Indemnitees exceed E 15,000,000.

      12.6 Specific Indemnity - Environmental Issues. In respect of those specific matters detailed and identified in Schedule 12.6 attached hereto, Vendors undertake to indemnify all Purchaser's Indemnitees against: (a) all and any fines which may be imposed by the competent authorities by reason of the non-compliance by the Transaction Companies with the applicable regulations identified in Schedule 12.6; and (b) the costs incurred by Purchaser and/or the Transaction Companies in respect of the execution of such acts and deeds as are required under applicable regulations to ensure compliance. For the avoidance of doubt, the restrictions imposed pursuant to the provisions of Section 12.5(b) above shall not be applicable to the special indemnity awarded in terms of this Section.



                           ARTICLE XIII - TERMINATION



      13.1 Termination of the Agreement. The Parties may terminate this Agreement as provided below:

            (a) Any Party may terminate this Agreement by mutual written consent of all the Parties at any time prior to the Closing;

            (b) Purchaser may terminate this Agreement prior to Closing if an MAE Event (as defined in Section 2.9(b) above) has occurred, a notice of Withdrawal has been delivered, and such MAE Event has not been rectified as contemplated in Section 2.9(d) above;

            (c) Any Party may terminate this Agreement by written notice if:

                  (i) the Closing has not occurred by April 28th, 2005, provided, however, that the right to terminate this Agreement under this Section 13.1(c)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                  (ii) there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Transactions contemplated by this Agreement or

                  (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

            (d) Purchaser may terminate this Agreement by written notice if they are not in material breach of their obligations under this Agreement and there has been a material breach of any covenant, undertaking, obligation or agreement contained in this Agreement on the part of Vendors or any of them and such breach has not been cured within thirty (30) calendar days after written notice to Vendors; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

            (e) PCE, EUN and Amanati may terminate this Agreement by written notice if they are not in material breach of their obligations under this Agreement and there has been a material breach of any covenant, undertaking, obligation or agreement contained in this Agreement on the part of Purchaser and such breach has not been cured within thirty (30) calendar days after written notice to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and

            (f) For the purposes of this Section 13.1, a breach of this Agreement shall be deemed to be material if its goes to the root of this Agreement and/or may reasonably be deemed to substantially frustrate the purpose and intent of the Parties hereto.

      13.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 13.1 above, all rights and obligations of the Parties hereunder shall terminate without derogating from any liability of any Party to any other Party; provided that the provisions contained in Section 10.1 (Confidentiality) and ARTICLE XIV - (Miscellaneous) shall survive termination.

      13.3 Co-Termination. In the event that Purchaser shall elect to join additional purchasers as parties to this Agreement as contemplated in Section
2.10 above, then and in such event the exercise by one or more of such purchasing entities of its right to terminate this Agreement in terms of this Section shall be deemed to constitute a termination by all four purchasing entities, unless specifically agreed to the contrary by Vendors.



                           ARTICLE XIV - MISCELLANEOUS



      14.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that (a) Purchaser and EMI may make any public disclosure they believe in good faith is required by applicable law or any listing or trading agreement concerning their respective publicly-traded securities (in which case Purchaser will use their reasonable efforts to advise PCE and EMI prior to making the disclosure, and visa versa) and (b) the Parties may correspond with third parties in writing with respect to obtaining the Transaction Approvals.

      14.2 Governing Law. This Agreement shall be governed by and construed in accordance with English Law, without regard to conflicts of laws or the choice of law principles of any jurisdiction including England and Wales, and without the need of any Party to establish the reasonableness of the relationship between English Law and the subject matter of this Agreement, and all questions concerning the validity and construction hereof shall be determined in accordance with English Law. However, it is specified that the transfer of ownership of the quotas in the Acquired Companies and the transfer or assignment of the Assigned Shareholder Loans, where relevant, shall be executed in compliance with applicable Hungarian Law.

      14.3  Dispute Resolution.


            (a) For any dispute, difference or claim arising out of or relating to this Agreement or the Ancillary Agreements (other than as set forth in Section 14.3(h) below), the Parties shall first attempt in good faith to negotiate a written resolution of such dispute or claim within a period not to exceed fifteen (15) days from the date of receipt of a Party's request for such negotiations ("DATE OF REQUEST"). Such negotiations shall be conducted by senior executives of Purchaser and PCE. In the event that Purchaser and PCE fail to reach a written resolution within such fifteen (15) days from the Date of Request, or other period of time agreed upon by the Parties in writing, either Purchaser or PCE may seek to resolve the dispute or claim by arbitration in accordance with the procedures set forth in Section 14.3(b) of this Agreement.

            (b) Subject to Section 14.3(a) above and other than as set forth in
Section 14.3(c) below, any dispute, difference or claim between the Parties with regard to this Agreement or the Ancillary Agreements, its performance, interpretation, application or validity, shall be solely referred for arbitration before a tribunal of three arbitrators in accordance with the Rules of Arbitration then in force of the London Court of International Arbitration ("LCIA") headquartered in London, England (the "RULES"). Each of Purchaser and Vendors will be entitled to appoint a party appointed arbitrator, while the third arbitrator, who shall act as Chairman of the Tribunal, shall be appointed by mutual agreement between the two party appointed arbitrators, or failing agreement between them, by the President for the time being of the LCIA (the "TRIBUNAL"). For the purposes of this Section, PCE, EUN and Amanati shall be considered as one party for the purpose of the appointment of a party appointed arbitrator in terms hereof. In the event that Purchaser shall elect to join additional purchasers as parties to this Agreement as contemplated in Section
2.10 above, then and in such event all four purchasing entities shall be deemed to constitute one party for the purpose of the appoint of a party appointed arbitrator in terms of this Section.

            (c) The arbitration shall be conducted in London, England, or at such other venue as shall be agreed upon between the Parties or failing such agreement as determined by the Tribunal. The arbitration proceedings shall be conducted in the English language on a continuous basis on consecutive working days until completed, to the greatest extent possible.

            (d) The Tribunal will be bound solely by the substantive English Law and the terms of this Agreement (save in those instances where Hungarian Law is applicable as specified in Section 14.2 above. However the Tribunal may, but only with the prior consent of the adjudicating Parties, act as amicable compositeurs.

            (e) Upon request by either Party, the Tribunal may order the Parties to conduct Party and non-party oral depositions of witnesses outside the presence of the Tribunal, which shall be recorded by a stenographer. The Tribunal shall issue a written determination setting forth with particularity its findings of fact and conclusions of law. The decision of the Tribunal shall be final and binding upon the Parties and shall be subject to judicial review solely in accordance with the provisions of English Law.

            (f) The Tribunal shall be competent to grant interim relief by way of injunctions at the request of the Parties. Notwithstanding the foregoing, either party shall be entitled to apply to a court of competent jurisdiction to obtain temporary injunctive or other ancillary relief in aid of arbitration hereunder.

            (g) The fees and expenses of the Tribunal shall be borne as determined in the Arbitral Award, provided that interim payments made on account shall be borne by the Parties in equal shares.

            (h) The provisions of this Section 14.3 shall not apply to disputes and claims before the Closing Expert under Section 3.7 above.

            (i) If any dispute submitted to arbitration involves claims by or against a Party against or by a third party, and such third party cannot be made a party to such arbitration, the Tribunal shall be empowered to take such actions as it deems just and equitable in order to avoid prejudice to the Parties by reason of the inability of the Tribunal to adjudicate such third party claims, including without limitation, if the Tribunal so determines, conditioning its award upon the outcome of the third party or staying the arbitration pending the outcome of the third party claims.

            (j) This Section 14.3 constitutes a separate agreement to arbitrate which shall survive the termination of this Agreement for any reason.

      14.4 Perfection of Schedules. All schedules referred to in this Agreement shall be furnished on the Execution Date. However, those Schedules which require updating or which are not available at the Execution Date shall be completed, perfected and attached as integral parts of this Agreement by not later than the Closing Date.

      14.5 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and the Transaction Companies as contemplated in Section 12.1 above, and their respective successors and permitted assigns, other than as specifically set forth herein.

      14.6 Entire Agreement and Modification. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, warranties or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including specifically the Heads of Terms signed between the Parties on November 1st, 2004. This Agreement may not be amended except by a written agreement executed by all Parties.

      14.7 Amendment. At any time prior to the Closing, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto. At any time after the Closing, this Agreement may be amended by all the Parties by execution of an instrument in writing.

      14.8 Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      14.9 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, Purchaser shall have the unrestricted right to assign this Agreement and to delegate all or any part of their rights and obligations hereunder to any direct or indirect Affiliate of Purchaser, provided that in such event Purchaser shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any Person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

      14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      14.11 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.12 Notices.

            (a) Any notice, approval, request, authorization or other communication under this Agreement shall be given in writing and in English language ("NOTICE"). Any Notice must be made by personal remittance, by fax (followed by a copy sent the same day or the following Business day by registered letter with acknowledgment of receipt) or by prepaid international express mail with acknowledgment of receipt and shall be deemed to have been delivered (i) on the date of the personal remittance as certified by the receipt, in the case of personal service; (ii) on the date of sending the fax (with confirmatory copy of the mail) in the case of a transmission by fax (the date set out on the acknowledgment of transmission indicating the date of sending), provided : (i) that the date of transmission shall be a Business Day, failing which the date of receipt shall be deemed to be the first Business Day immediately following the date of transmission; and (ii) if the facsimile transmission is sent after 6.30 pm (local time at the recipient's location) then the facsimile transmission shall be deemed to have been received on the immediately following Business Day ; or (iii) the date of receipt in the event of sending by international express mail.

            (b) The relevant addresses and fax numbers of each Party for the purpose of these Heads of Terms are as follows:

            PCE, EUN and Amanati :

                  239 Keizersgracht,
                  EA1016 Amsterdam,
                  The Netherlands.
                  Tel: 31-20-3449560
                  Fax: 31-20-3449561
                  For the attention of Mr. Luc Ronsmans

                  With a copy to:
                  59 Andrassy ut.,
                  Budapest,
                  Hungary
                  Tel: 36-1-4627112
                  Fax: 36-1-4627201
                  For the attention of Mr. Zvi Bochman.


            Purchaser :

                  Plantridge  Limited
                  15 Grosvenor Gardens, London SW1W 0BD
                  Tel : +44-20-78348060
                  Fax : +44-20-73603855
                  For the attention of Mr. Paul Rogers.

            (c) By written Notice sent as indicated above, the Parties may specify a new address or a supplementary address to which notification or communications should be sent subsequently or to any address that a Party shall notify in writing at any time, with at least ten (10) days' advance written notice.

      14.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      14.14 Expenses. Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All notarial fees and other costs (excluding taxes) which may be incurred in connection with the transfer of the quotas in the Transaction Companies - shall be borne equally by Vendors on the first hand, and Purchaser and the second hand.

      14.15 Construction.

            (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            (b) Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

      14.16 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

      14.17 Further Assurances 14.18 . The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. PCE, EUN and Amanati and the Guarantor undertake following Closing to provide the Purchaser upon reasonable request with all information within their possession or knowledge requested by the Purchaser or their representatives in respect of any claim or matter arising under this Agreement.

      14.19 Schedules and Exhibit. The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule only if a specific cross reference is made thereto.

      14.20 Euro. All currency amounts expressed herein (whether or not preceded by E) are in the currency of the Euro, unless preceded by HUF, in which case, the amounts will be in the currency of Hungarian Forints.

      14.21 Language. This Agreement and all documents contemplated hereby or relating thereto shall be prepared and binding in the English language.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.







      PURCHASER:                          PLANTRIDGE LTD


                                          By:___________________________________


                                          Name: Paul Rogers


                                          Title: Director


                                          Date : _______________________________








      PCE:                                PLAZA CENTERS (EUROPE) BV


                                          By:___________________________________


                                          Name: Ran Shtarkman


                                          Title: Under Power of Attorney


                                          Date:_________________________________








      EUN:                                ELBIT ULTRASOUND

                                          NETHERLANDS BV


                                          By:___________________________________


                                          Name: Mr. Ran Shtarkman


                                          Title: Under Power of Attorney


                                          Date:_________________________________

      AMANATI                             AMANATI LIMITED.


                                          By:___________________________________


                                          Name: ________________________________


                                          Title:  ______________________________


                                          Date:  _______________________________

                               INDEX OF SCHEDULES



                  Schedule             Details

                   1.1(kk)         Lease Contracts Schedule

                   1.1(gg)         Klepierre Waiver

                   1.1(yy)         Portfolio Liabilities Schedule

                   1.1(aaa)        Property Schedule

                   1.1(iii)        Rights Acquisition Schedule

                   1.1(jjj)        Shareholders Loan Schedule

                   1.1(kkk)        Trademark Sub-License Agreement

                   2.3(h)          Net Operating Income Calculation Table

                   2.3(h)(B)       Principles of NOI Calculation

                   2.6(a)          Schedule of Expired Lease Units (Pecs)

                   2.10(b)         Form of Deed of Joinder of Parties

                   2.11            EMI Guarantee Agreement

                   3.1             Price Adjustment Schedule

                   3.5             Purchase Price Calculation Methodology

                   4.0             Vendors' Disclosure Schedule

                   4.12            Financial Statements

                   4.20            Insurance Schedule

                   4.24            Proceedings Schedule

                   7.1             Form of Escrow Agreement

                   8.3(c)          Vendors' Legal Opinion

                   8.3(d)          Purchaser's Legal Opinion

                   9.1             PCMM Management Agreement

                   12.6            Environmental Non-Compliance Schedule